UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 SCHEDULE 14A INFORMATION Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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CALATLANTIC GROUP, INC.
(Name of Registrant as Specified In Its Charter)

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15360 Barranca Parkway
Irvine, California 92618

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
The 2016 Annual Meeting of Stockholders of CalAtlantic Group, Inc. will be held at 15360 Barranca Parkway, Irvine, CA 92618, on Wednesday, May 25, 2016 at 10:30 a.m., local time, for the following purposes:
(1)	To elect ten directors to hold office until the 2017 Annual Meeting of Stockholders and until their successors are duly elected and qualified;
(2)	Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2016; and
(3)	To transact such other business as may properly come before the Annual Meeting and any postponement or adjournment thereof.
These items of business are more fully described in the proxy statement accompanying this notice. The Board of Directors recommends stockholders vote FOR each of the above proposals.
The Board of Directors has fixed the close of business on March 30, 2016 as the record date for the determination of stockholders entitled to receive notice of and to vote at the meeting and any postponements or adjournments of the meeting.  The presence, either in person or by proxy, of persons entitled to vote a majority of the voting power of our capital stock that is entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business at the meeting.  To ensure that your vote is recorded, please provide your voting instructions as soon as possible, even if you plan to attend the meeting in person.  We encourage you to vote via the internet or by telephone.  If you requested a paper copy of our proxy materials, you also have the option of voting by completing, signing, dating and returning the proxy card that accompanied the printed materials.  Submitting your vote via the internet or by telephone or proxy card will not affect your right to vote in person if you decide to attend the annual meeting.
We are pleased to take advantage of the rules that allow companies to furnish their proxy materials via the internet.  As a result, we are mailing to our stockholders a notice of internet availability of proxy materials instead of a paper copy of our proxy statement and our annual report to stockholders.  The notice of internet availability of proxy materials contains instructions on how to access those documents via the internet.  The notice of internet availability of proxy materials also contains instructions on how to request a paper copy of our proxy materials, including our proxy statement, our annual report to stockholders and a form of proxy card or voting instruction card, as applicable.

By Order of the Board of Directors

JOHN P. BABEL
Secretary

Irvine, California
April 15, 2016

PROXY STATEMENT

CALATLANTIC GROUP, INC.
15360 Barranca Parkway
Irvine, California 92618

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 25, 2016

GENERAL INFORMATION
This proxy statement contains information related to our annual meeting of stockholders to be held Wednesday, May 25, 2016, beginning at 10:30 a.m., local time, at our headquarters, located at 15360 Barranca Parkway, Irvine, CA 92618 (the "Annual Meeting").  Your proxy for the meeting is being solicited by the CalAtlantic Group, Inc. Board of Directors.  This proxy statement will be available on the internet, and the notice of internet availability of proxy materials is first being mailed to stockholders beginning on or about April 15, 2016.
The entire cost of this solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling and mailing the notice of internet availability of proxy materials. The Company may reimburse brokers or persons holding stock in their names or in the names of their nominees for their expenses in sending proxy materials to beneficial owners who request paper copies. Certain officers, directors and regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies by mail, telephone, facsimile, e-mail or personally.
In accordance with the rules and regulations adopted by the SEC, we have elected to provide access to our proxy materials to our stockholders via the internet.  Accordingly, a notice of internet availability of proxy materials has been mailed to our stockholders. Stockholders have the ability to access the proxy materials at www.proxyvote.com, or request that a printed set of the proxy materials be sent to them, by following the instructions set forth on the notice of internet availability of proxy materials mailed to them.  Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy materials.  This means that only one copy of our proxy materials or notice of internet availability of proxy materials, as applicable, may have been sent to multiple stockholders in the same house.  We will promptly deliver a separate notice of internet availability of proxy materials and, if requested, a separate proxy statement and annual report, to each stockholder that makes a request using the procedure set forth on the notice of internet availability of proxy materials.
RECORD DATE AND VOTING
On March 30, 2016 (the "Record Date"), the Company had outstanding a total of 118,825,674 shares of Company common stock (the "Shares").  Holders of the Shares are entitled to receive notice of and to vote at the Annual Meeting.  The presence, either in person or by proxy, of persons entitled to vote a majority of the voting power of the Shares is necessary to constitute a quorum for the transaction of business at the Annual Meeting.
The persons named in the accompanying proxy card will vote Shares represented by all valid proxies in accordance with the instructions contained thereon.  In the absence of instructions, Shares represented by properly completed proxies will be voted:
•	FOR the election of the ten directors of the Company designated herein as nominees (see "Proposal No. 1: Election of Directors"); and
•	FOR ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2016 (see "Proposal No. 2: Ratification of Auditor").

Any stockholder may revoke his or her proxy at any time prior to its use by writing to the Secretary of the Company, by voting again via mail, telephone or the internet, or by attending the Annual Meeting and casting his or her vote in person.  A stockholder's last timely vote will be the vote that is counted.
If your shares are held in a brokerage account or by another nominee, you are considered the "beneficial owner" of shares held in "street name", and the notice of internet availability of proxy materials is being forwarded to you by your broker or nominee (the "record holder") along with a voting instruction card.  As the beneficial owner, you have the right to direct your record holder regarding how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions.  Rules of the New York Stock Exchange (the "NYSE") determine whether proposals presented at stockholder meetings are "routine" or "non-routine." If a proposal is routine, a broker or other entity holding shares for a beneficial owner in street name may vote on the proposal absent voting instructions from the beneficial owner.  If a proposal is non-routine, the broker or other entity may vote on the proposal only if the beneficial owner has provided voting instructions.  A "broker non-vote" occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the beneficial owner does not provide instructions.
Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting.  The election inspectors will treat abstentions and broker non-votes as Shares that are present and entitled to vote for purposes of determining the presence of a quorum.  For purposes of determining the outcome of any matter as to which a broker or nominee has physically indicated on the proxy or indicated electronically that it does not have discretionary authority to vote, those Shares will be treated as not present and not entitled to vote with respect to that matter (even though those Shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).  Under such circumstances, the broker non-vote will have no effect on the outcome of the vote on the proposals to be voted on at the 2016 Annual Meeting.
Stockholders may provide voting instructions by telephone by calling toll free 1-800-690-6903 from the U.S. or Canada, or via the internet at www.proxyvote.com at any time before 11:59 p.m. Eastern Time on May 24, 2016. Telephone and internet voting access is available 24 hours a day, 7 days a week until 11:59 p.m. Eastern Time on May 24, 2016.  Please have your notice and proxy control number in hand when you telephone or visit the website.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Board Membership, Leadership and Structure
We completed our merger with The Ryland Group, Inc. on October 1, 2015. As a condition to the closing of the merger, the Board adopted Article X of our bylaws (the "Corporate Governance Bylaws") which sets forth negotiated corporate governance items related to our Board and Committees that are intended to remain in place for three years following the completion of the merger.  The Corporate Governance Bylaws supplement the more general corporate governance related items set forth in our Corporate Governance Guidelines.
Corporate Governance Bylaws. For three years following the completion of the merger, the Board will be comprised of 10 members—five individuals selected by the Continuing Ryland Directors (or their successors) and five individuals selected by the Continuing Company Directors (or their successors). Each of the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee of the Board will be comprised of two non-executive Continuing Ryland Directors and two non-executive Continuing Company Directors. In addition, the former chairman of the Ryland board of directors, will serve as the Company's lead independent director, unless removed from his role by an affirmative vote of at least 75% of the Board (excluding the lead independent director).  A vacancy resulting from his cessation of service can only be filled by a director who is a Continuing Ryland Director (or their successor). Vacancies on the Board resulting from cessation of service within the first three years following the closing of the merger by a Continuing Ryland Director (or their successor) or a Continuing Company Director (or their successor) will be filled only by an individual whose appointment or election is endorsed by at least a majority of the Continuing Ryland Directors or by at least a majority of the Continuing Company Directors, respectively, or by a sole remaining Continuing Ryland Director or Continuing Company Director, as applicable.
Also, for three years following the effective time of the merger:

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the Nominating and Corporate Governance Committee will be chaired by a Continuing Company Director, and each of the Audit Committee and the Compensation Committee will be chaired by a Continuing Ryland Director; and

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in the case of a vacancy, a Continuing Ryland Director, who meets the qualifications set forth in the applicable committee charter, will be appointed as an alternate for a committee member or chair who is a Continuing Ryland Director, and a Continuing Company Director, who meets the qualifications set forth in the applicable committee charter, will be appointed as an alternate for a committee member or chair who is a Continuing Company Director.

For three years following the completion of the merger, these governance provisions may be modified, amended or repealed, and any provision or other resolution inconsistent with these governance provisions may be adopted, or such modification, amendment repeal or adoption may be recommended to our stockholders, only by the affirmative vote of  75% of our Board (or, if there are no Continuing Ryland Directors or Continuing Company Directors to fill a vacancy as described above, remaining directors (even if less than a quorum) or the sole remaining director of the Company).
Corporate Governance Guidelines.  Subject to the Corporate Governance Bylaws, our Corporate Governance Guidelines provide a framework for our corporate governance structure and culture and cover topics including, director independence, selection and composition of the Board and its committees, director compensation and performance of the Board. The Nominating and Corporate Governance Committee is responsible for, among other matters, overseeing and reviewing the guidelines and reporting and recommending to the Board any changes thereto.
Our Corporate Governance Guidelines provide that the Chairman of the Board and Chief Executive Officer will be selected in the manner that the Board deems is in the best interest of the Company at a given point in time.  The Board does not have a policy as to whether the roles of Chairman and Chief Executive Officer should be separate or combined and, if the roles are to be separate, whether the Chairman should be selected from the non-employee directors or be an employee.  In connection with our merger, the Board decided to separate the roles of Chairman and Chief Executive.  At that time, Scott D. Stowell, our pre-merger Chief Executive Officer, who has served as a director of the Company since 2012, was appointed to serve as Executive Chairman of the Board and The Ryland Group, Inc.'s President and Chief Executive Officer, Larry T. Nicholson, was appointed to serve as our

President and Chief Executive Officer.  Mr. Stowell has been re-appointed to serve as our Executive Chairman for 2016 and Mr. Nicholson will continue to serve as our President and Chief Executive Officer in 2016.
Our Corporate Governance Guidelines also provide that our Chairman will also serve as the Company's Lead Independent Director if the Chairman is independent. Since Mr. Stowell is also a member of the Company's management team, he is not independent.  Our Corporate Governance Bylaws provide that for the three year period following October 1, 2015, William L. Jews, the former chairman of The Ryland Group, Inc.'s Board of Directors and current member of the Company's Nominating and Corporate Governance Committee, will serve as our Lead Independent Director.
Our Executive Chairman, Mr. Stowell, and our Lead Independent Director, Mr. Jews, work together to establish the agenda for each meeting of the Board in consultation with the Chief Executive Officer and coordinate and develop the agenda for each executive session of the independent directors.  Mr. Stowell convenes and chairs each meeting of the Board and Mr. Jews convenes and chairs each of the regular executive sessions of the independent directors.  Mr. Jews coordinates feedback to the Executive Chairman and to the Chief Executive Officer on behalf of the independent directors regarding business issues and management.  Mr. Jews reviews, and approves if appropriate, requests for approvals or waivers under the Company's Code of Business Conduct and Ethics with regard to proposed chief executive officer and director conduct.  Mr. Stowell acts as the designated spokesperson for the Board when it is appropriate for the Board to comment publicly on a matter.  In addition to Mr. Stowell and Mr. Jews, the chairman of each of the standing committees of our Board provides leadership to the Board within the area for which his committee is responsible.
Director Independence
Our Corporate Governance Guidelines provide that a majority of the members of the Board must meet the criteria for independence as required by the NYSE listing standards. As set forth in the Corporate Governance Guidelines, a director will be independent only if the Board determines, after consideration of all relevant facts and circumstances, that such director is a person who is free from any relationship that would interfere with the exercise of independent judgment as a member of the Board. In making that determination, the Board has adopted the categorical standards relating to director independence set forth in the NYSE listing standards. The Board has determined that each of its current members, except for Scott D. Stowell and Larry T. Nicholson, meet the aforementioned independence standards.  Mr. Stowell and Mr. Nicholson do not meet the aforementioned independence standards because they serve as our Executive Chairman and Chief Executive Officer, respectively.
Communications with the Board
Stockholders and other interested parties may communicate with the Board, including the Lead Independent Director, by sending written communications to the attention of the Corporate Secretary at the Company's principal executive offices. All such communications received by the Company are compiled by the Corporate Secretary and forwarded to the Chairman of the Board, Lead Independent Director, respective committee chairman, or other directors as appropriate.
Risk Oversight
The Audit Committee is responsible for overseeing the Company's guidelines and policies with respect to risk assessment and risk management.  The Audit Committee includes a discussion with management of the potential risks and exposures the Company faces and the steps management is taking to identify and manage those risks on the agenda for at least two of its regularly scheduled meetings each year, and the committee and/or the full Board may also discuss risk issues with management at other times as they arise.  In addition, the full Board takes responsibility for overseeing some larger areas of operational risk, such as significant land purchases and financings.
Code of Business Conduct and Ethics
The Company has adopted a Code of Business Conduct and Ethics that applies to all of the Company's employees, including its senior financial and executive officers, as well as the Company's directors. The Company will disclose any material waivers of, or amendments to, any provision of the Code of Business Conduct and Ethics that applies to the Company's directors and senior financial and executive officers on its website, www.calatlantichomes.com or in a current report on Form 8-K, as required.
In addition, the Company has adopted a whistleblower procedure pursuant to which employees and others have access to our Board and senior management to raise any concerns about unethical business practices and other Company related concerns confidentially.
Board Attendance; Executive Sessions
During 2015, the Board held seven meetings. Each of the directors attended at least 75% of the total number of meetings of the Board and committees on which he or she then served.  In addition, the Company's non-management directors held formal quarterly meetings without the presence of management (executive sessions), as well as a number of additional informal meetings without the presence of management, from time to time, as determined necessary by the Lead Independent Director. We do not have a policy requiring our Directors to attend our annual meeting.  The 2015 annual meeting of stockholders was attended by our former Chairman of the Board, Ronald R. Foell and Scott D. Stowell.
Board Committees
Committee Leadership and Members:  Our Board had standing Audit, Compensation, and Nominating and Corporate Governance Committees.  The current membership of each committee is as follows:
Name	Audit	Compensation	Nominating & Corporate Governance
Bruce A. Choate
Douglas C. Jacobs
William L. Jews♦
David J. Matlin
Robert E. Mellor
Norman J. Metcalfe
Larry T. Nicholson
Peter Schoels
Scott D. Stowell
Charlotte St. Martin

Chairman                                                Member                                           ♦Lead Independent Director                                                 Executive Chairman of the Board

Audit Committee:  The Audit Committee, which held six meetings during 2015, represents the Board in discharging its responsibilities relating to the accounting, reporting, and financial practices of the Company and its subsidiaries and is also responsible for providing oversight to the Company's risk management function.  Under the Audit Committee's charter, the committee is required to meet at least four times per year or more frequently as circumstances dictate. The Audit Committee has general responsibility for:

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overseeing the integrity of the Company's accounting, auditing and financial reporting processes, the adequacy of the Company's internal controls and the completeness and accuracy of the Company's financial statements;

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reviewing with management and the Company's independent auditor the Company's annual financial statements and Annual Report on Form 10-K and quarterly financial statements and Quarterly Reports on Form 10-Q prior to filing with the SEC;

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appointing the Company's independent auditor, reviewing its independence, effectiveness and significant relationships with the Company (if any), and approving the hiring by the Company of current and former employees of the independent auditor (if any);

•	pre-approving all audit engagement fees and terms and all non-audit engagements with the Company's independent auditor;
•	approving major changes to the Company's internal auditing and accounting principles and practices;
•	overseeing the Company's guidelines and policies with respect to risk assessment and risk management;
•	establishing, reviewing and updating a code of ethical conduct and a whistleblower complaint procedure;
•	reviewing legal compliance matters and the adequacy of the Company's disclosure controls and procedures;
•	discussing the general types of information to be disclosed and presentation of the Company's earnings press releases and related presentations;
•	reviewing annually the performance of the Committee and the contents of the Audit Committee charter; and
•	performing any other actions that the Board deems appropriate.
The Audit Committee has been established in accordance with applicable SEC rules and regulations, and all the members of the Audit Committee are independent directors as independence for audit committee members is defined under the NYSE listing standards.  In addition, the Board of Directors has determined that each member of the Audit Committee qualifies as an "audit committee financial expert" within the meaning of applicable SEC rules and regulations.  The extensive background in accounting and finance and/or the management of accounting and finance professionals that each member of the Audit Committee possesses, as described more particularly under the heading "Proposal No. 1 Election of Directors–Nominees for Election", qualifies him as an audit committee financial expert.
Compensation Committee:  The Compensation Committee, which held seven meetings during 2015, represents the Board in discharging its responsibilities relating to the oversight of compensation paid to Company employees, directors and executives.  All of the members of the Compensation Committee are independent directors as defined under the NYSE listing standards, Section 162(m) of the Internal Revenue Code and SEC Rule 16b-3.
Under the Compensation Committee's charter, the committee is required to meet at least four times per year or more frequently as circumstances dictate. The Compensation Committee has general responsibility for:
•	establishing the Company's compensation philosophy, objectives and policies;
•	reviewing, establishing and approving compensation programs and levels of compensation for the Company's directors and executive officers, including equity-based compensation awards;
•	administration of stock incentive plans (including the selection of employees to receive awards and the determination of the amount and the terms and conditions of such awards);
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annually reviewing and appraising the performance of the Company's Chief Executive Officer and Executive Chairman and providing developmental feedback to the Chief Executive Officer and Executive Chairman and, when appropriate, to other executive officers of the Company;

•	making recommendations to the Board on management succession relating to the Chief Executive Officer and Executive Chairman and other executive officer positions; and
•	establishing, and reviewing compliance with, director and executive officer stock ownership guidelines.
In determining executive compensation, the Compensation Committee may take into consideration the research and recommendations provided by compensation consultants and other advisors engaged directly by the committee, as well as recommendations made by the Company's Chief Executive Officer and Executive Chairman. This process is described in greater detail in the "Compensation Discussion and Analysis" section of this proxy statement. The Compensation Committee generally does not delegate authority granted the committee by its charter.
Nominating and Corporate Governance Committee:  The Nominating and Corporate Governance Committee held four meetings during 2015.  All of the members of the committee are independent directors as defined under the NYSE listing standards. The Nominating and Corporate Governance Committee's charter requires that the committee meet at least once per year or more frequently as circumstances dictate, and that it has general responsibility for:
•	recommending the slate of directors to be nominated by the Board for election at the annual meeting of stockholders and reviewing and recommending candidates to fill vacancies on the Board;
•	recommending to the Board the composition of board committees;
•	overseeing and reviewing the Company's Corporate Governance Guidelines;
•	monitoring a process to assess the effectiveness of the Board; and
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considering recommendations for directors submitted by stockholders as well as considering properly submitted stockholder proposals, including proposals that nominate candidates for membership on the Board.

Director Identification, Qualification and Nominating Procedures
Subject to the requirements set forth in the Corporate Governance Bylaws, the Nominating and Corporate Governance Committee utilizes a variety of methods for identifying director nominees, including considering potential director candidates who come to the committee's attention through current officers, directors, professional search firms, stockholders or other persons. The Committee seeks to include diverse candidates in the pool from which new Board nominees are chosen, and will expand search parameters to non-traditional environments (including government, academia and non-profit organizations) for new candidates.  In addition, pursuant to the terms of the Stockholders Agreement (described in more detail below under the heading "Certain Relationships and Related Transactions; Transactions with Related Persons") between the Company and MatlinPatterson, the Company's largest stockholder, MatlinPatterson is entitled to designate up to two directors as nominees for Board of Directors membership as long as it holds at least 20% of the voting power of the Shares and one director as long as it holds at least 10% of the voting power of the Shares.  MatlinPatterson currently holds in excess of 20% of the voting power of the Shares.  The Nominating and Corporate Governance Committee is required to nominate each such person designated by MatlinPatterson if the committee determines that such nominees possess the characteristics required by the Company's governance standards, provided, that, the committee is not obligated to nominate any MatlinPatterson nominee if such nominee is an officer or director of:
•	any company that competes to any significant extent with the business of the Company or its subsidiaries in the geographic areas in which they operate;
•	another company that has a class of equity securities registered with the SEC and that is engaged in substantial homebuilding or land development activities within the United States; or
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a company that does not have a class of equity securities registered with the SEC and that has annual revenues of more than $200 million (in its most recently completed fiscal year) from homebuilding and land development activities within the United States.

Once a potential nominee has been identified, the Nominating and Corporate Governance Committee evaluates whether the nominee has the appropriate skills and characteristics required to become a director in light of the then current make-up of the Board. This assessment includes an evaluation of the nominee's judgment and skills (depth of understanding of the Company's industry, financial sophistication, leadership, objectivity, and other factors deemed appropriate by the committee) and the diversity of the nominee's background and experience (which includes, but is not limited to, gender, race, ethnicity, sexual orientation, gender identity, culture and geography), all in the context of the perceived needs of the Board of Directors at that point in time.
In addition to the foregoing, the Company's Corporate Governance Guidelines provide that each member of the Board of Directors should have the following minimum qualifications:
•	the highest character and integrity;
•	an ability and desire to make independent and thoughtful analytical inquiries;
•	meaningful experience at a strategy/policy setting level;
•	outstanding ability to work well with others;

•	sufficient time available to carry out the significant responsibilities of a member of the Board of Directors; and
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freedom from any conflict of interest (other than Board members serving pursuant to an agreement between the Company and any stockholder or the employment by the Company in the case of an inside director) that would interfere with his or her independent judgment and proper performance of responsibilities as a member of the Board of Directors.

If a stockholder believes that he or she has identified an appropriate candidate willing to serve on the Company's Board of Directors, that stockholder may submit the recommendation for consideration to the Nominating and Corporate Governance Committee to the attention of the Corporate Secretary at the Company's principal executive offices.  The Nominating and Corporate Governance Committee will review properly submitted stockholder recommendations in the same manner as it evaluates all other nominees.
In addition, the Company's bylaws provide that nominations for the election of directors may be made by any stockholder entitled to vote in the election of directors; provided, however, that a stockholder may nominate a person for election as a director at an annual meeting of the stockholders only if written notice of such stockholder's intent to make such nomination has been given to the Company's Corporate Secretary at the Company's principal executive offices not later than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting or, if the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 7th day following the first public announcement of the date of such meeting or, in the case of a special meeting, not later than the close of business on the later of the 60th day prior to such special meeting or the 7th day following the first public announcement of the date of such meeting.  Each such notice shall set forth:
(i) as to each person whom the stockholder proposes to nominate for election or re-election as a director: (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Securities Exchange Act of 1934 (the "Exchange Act"), and (b) such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected; provided, however, that, in addition to the information required in the stockholder's notice the Company may require each such person to furnish such other information as may reasonably be required by the Company to determine the eligibility of such person to serve as a director of the Company, including information relevant to a determination whether such person can be considered an independent director;
(ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made: (a) the name and address, as they appear on the Company's books, of the stockholder who intends to make the nomination and the name and address of such beneficial owner, (b) the class and number of shares of the Company that are owned of record by each of such stockholder and such beneficial owner as of the date of the notice, and the stockholder's agreement to notify the Company in writing within five business days after the record date for such meeting of the class and number of shares of the Company owned of record by each of the stockholder and such beneficial owner as of the record date for the meeting, and (c) a representation that the stockholder intends to appear in person or by proxy at the meeting and nominate the person or persons specified in the notice; and
(iii) as to the stockholder giving the notice or, if the notice is given on behalf of a beneficial owner on whose behalf the nomination is made, as to such beneficial owner, and if such stockholder or beneficial owner is an entity, as to each control person thereof: (a) the class and number of shares of the Company that are beneficially owned by such stockholder or beneficial owner and by any control person as of the date of the notice, and the stockholder's agreement to notify the Company in writing within five business days after the record date for such meeting of the class and number of shares of the Company beneficially owned by such stockholder or beneficial owner and by any control person as of the record date for the meeting, (b) a description of any agreement, arrangement, or understanding with respect to the nomination between or among the stockholder, beneficial owner or control person and any other person or persons (naming such person or persons), including without limitation any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Exchange Act Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable) and the stockholder's agreement to notify the

Company in writing within five business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting, (c) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder's notice by, or on behalf of, such stockholder, beneficial owner or control person, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the share price of any class of the Company's capital stock, or maintain, increase or decrease the voting power of the stockholder, beneficial owner or control person with respect to shares of stock of the Company, and the stockholder's agreement to notify the Company in writing within five business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting, and (d) a representation whether such stockholder or beneficial owner, if any, intends or is part of a group that intends to solicit proxies from stockholders in support of such nomination. In addition, the stockholder intending to make such nomination shall promptly provide any other information reasonably requested by the Company.
Certain Relationships and Related Transactions; Transactions with Related Persons
Our Code of Business Conduct and Ethics and our written Employment of Relatives Policy govern transactions between the Company and our directors, executive officers, and their immediate family members. The Code of Business Conduct and Ethics provides that no director, executive officer, or any of their immediate family members may, directly or indirectly, sell, buy, lease, or otherwise provide or receive any goods, property or services from the Company without obtaining the pre-approval required by the code. Our Employment of Relatives Policy provides that the approval of our Lead Independent Director must be obtained prior to the Company or any subsidiary hiring, transferring or promoting a relative of a director or executive officer. These policies do not set forth any categorical standards that must be followed when determining whether to grant or deny approval. Rather, we rely on the good judgment and common sense of the required approver, the Lead Independent Director in the case of approvals relating to the other directors and the chief executive officer, and the chief executive officer in the case of approvals related to the Company's other officers, to determine whether the proposed transaction is consistent with the principles underlying our policies.
While the Company does not have a general policy regarding transactions between the Company and beneficial owners of five percent or more of the Shares, the terms of the Stockholders Agreement between the Company and MatlinPatterson (owner of approximately 36% of the voting power of the Shares as of the Record Date) provides a framework pursuant to which the Company's transactions with MatlinPatterson will be analyzed.  The Stockholders Agreement provides that transactions with MatlinPatterson or its affiliates (other than certain acquisitions of the Company's capital stock that require the approval of the Company's stockholders) are required to be pre-approved by a majority of the non-management, non-MatlinPatterson, independent members of the Board of Directors.
To our knowledge, during 2015 there were no transactions between the Company and any of our directors, executive officers, five percent or greater beneficial owners of Shares, or any of the immediate family members of any of the foregoing persons that would be required to be reported in this proxy statement, except for those listed below.
During 2015, the Company purchased finished homesites in two master planned communities developed by Crescent Resources, LLC.  Crescent Resources, LLC is a land management and real estate development Company in which an affiliate of MatlinPatterson has a significant indirect ownership interest.  The total purchase price for the acquisition of the homesites in 2015 was approximately $2.1 million.  The purchase price for these transactions was established at arm's length and was approved by the independent members of our Board of Directors who are not affiliated with MatlinPatterson.  MatlinPatterson was not involved in the negotiation of these transactions and we do not believe they derived any direct or indirect benefits from these transactions other than the indirect benefits afforded to them as a result of their ownership interests in the Company and in Crescent.
Access to Corporate Governance Documentation and Other Information Available on Our Website
The Company's Corporate Governance Guidelines, Code of Business Conduct and Ethics, and the charters for each of the Audit, Compensation, and Nominating and Corporate Governance Committees are accessible via the Company's website at www.calatlantichomes.com.

DIRECTOR COMPENSATION
Annually, the Compensation Committee reviews the Company's non-management director compensation program with the goal of maintaining a program that comports with market norms and that aligns the interests of non-management directors with those of stockholders. This review includes an examination of publicly available information regarding compensation paid to non-management directors at the other publicly traded homebuilders and general industry participants in a peer group examined by the Compensation Committee (D.R. Horton Inc., KB Home, Lennar Corporation, M.D.C. Holdings, Inc., Meritage Homes Corporation, NVR, Inc., Pulte Group, Inc., Toll Brothers, Inc., Masco Corporation, Mohawk Industries Inc., Owens Corning, and USG Corporation), a review of general industry director compensation information and, from time to time, a discussion with an outside compensation consultant.
In 2015, each non-management director was eligible to receive total annual compensation valued at $220,000, consisting of a cash retainer of $100,000 and quarterly grants of common stock with an annual value of $120,000. Following our October 1, 2015 merger with The Ryland Group, Inc., the Compensation Committee decided to slightly modify the structure of the program by increasing the annual value of the quarterly stock grant to $130,000. The Compensation Committee believes the total amount of compensation is consistent with market norms and that the mix between cash and stock strikes the appropriate balance between providing non-management directors with a significant portion of their compensation in stock to better align their interests with our other stockholders, while providing them sufficient cash to fund income taxes associated with their receipt of the stock.
The annual cash retainer is paid in four equal installments on February 15, May 15, August 15 and November 15. The stock grant is paid in quarterly installments in shares of Common Stock that are priced at the closing price of Common Stock on each of March 31, June 30, September 30 and December 31. The stock is fully vested on the date of grant. As a reflection of a greater workload, our Lead Independent Director receives an additional $125,000 annual cash retainer and our Audit and Compensation Committee Chairman each receive an additional $20,000 annual cash retainer, payable quarterly in the same manner and at the same time as the general cash retainer paid to all non-management directors.

2015 Non-Employee Director Compensation
Name	Fees Earned or Paid in Cash($)	Stock Awards(s) ($)(2)	Total($)
Bruce A. Choate	$115,000	$122,500	$237,500
Ronald R. Foell (4)	$90,000	$90,000	$180,000
Douglas C. Jacobs	$115,000	$122,500	$237,500
William L. Jews	$56,250	$32,500	$88,750
David J. Matlin (1)	$—	$—	$—
Robert E. Mellor	$30,000	$32,500	$62,500
Norman J. Metcalfe (3)	$30,000	$32,500	$62,500
John R. Peshkin (4)	$75,000	$90,000	$165,000
Peter Schoels (1)	$—	$—	$—
Charlotte St. Martin (3)	$25,000	$32,500	$57,500
(1)	Mr. Matlin and Mr. Schoels have elected to decline all compensation that they would otherwise be entitled to receive as members of the Board.
(2)
Prior to October 1, 2015, each non-employee director was entitled to receive an aggregate of $120,000 of our Common Stock, issued in four quarterly installments of $30,000.  After October 1, 2015, each non-employee director was entitled to receive an aggregate of $130,000 of our Common Stock, issued in four quarterly installments of $32,500. The actual number of shares issued to each non-employee director is determined by dividing $30,000 or $32,500 by the closing price of our Common Stock as of the last day of each quarter.  For 2015, Messrs. Choate and Jacobs each received an aggregate of 2,946 shares of Company Common Stock, Messrs. Foell and Peshkin each received an aggregate of 2,089 shares of Company Common Stock and Mr. Metcalfe, Ms. St. Martin, Mr. Jews and Mr. Mellor each received an aggregate of 857 shares of Company Common Stock.

(3)
Mr. Metcalfe and Ms. St. Martin contributed their 857 share fourth quarter common stock grant (described in footnote (2) above) into the Company's Nonqualified Deferred Compensation Plan.  Mr. Metcalfe also contributed his $25,000 fourth quarter annual cash retainer payment into the plan.

(4)	Mr. Foell and Mr. Peshkin retired from the Board at the time of our October 1, 2015 merger with The Ryland Group, Inc.

Non-Employee Director Stock Ownership Guidelines
The Company has adopted Non-Employee Director Stock Ownership Guidelines for the purpose of further aligning the interests and actions of our directors with the interests of our other stockholders.  Each non-employee member of the Company's Board of Directors (other than directors who are employees of any of our 10% or greater stockholders or their affiliates who are not subject to these guidelines) is required to hold a number of shares equal to three times the annual cash retainer paid to the director and is required to reach full compliance with these guidelines within five years of the date the director becomes subject to them.  As of December 31, 2015, each of our directors was in compliance with the guidelines.
PROPOSAL NO. 1    ELECTION OF DIRECTORS
Our bylaws provide that for the three year period beginning October 1, 2015, which is the date of the closing of the merger transaction between us and The Ryland Group, Inc., our Board of Directors (the "Board") will consist of a single class of ten members elected annually, of which five director nominees will be selected by the persons (or their successors) who were directors of the Company immediately prior to and following the closing of the merger (collectively, the "Continuing Company Directors"), and of which five director nominees will be selected by the former Ryland directors (or their successors) who were directors of the Company immediately following the closing of the merger (collectively, the "Continuing Ryland Directors").  Each such nomination is subject to approval by at least a majority of the Board, which approval may not be withheld if the candidate is qualified and such approval is otherwise consistent with the Board's fiduciary duties.
In addition, pursuant to the terms of the Amended and Restated Stockholders Agreement (the "Stockholders Agreement") between us and MP CA Homes, LLC ("MatlinPatterson"), for so long as MatlinPatterson owns at least 20% of our voting power it will have the right to designate two directors as nominees for Board membership. If MatlinPatterson owns less than 20% but at least 10% of our voting power, MatlinPatterson will be entitled to designate one director as a nominee for Board membership. We are (subject to certain exceptions discussed on page 7 of this proxy statement) required to nominate each director designated by MatlinPatterson, if the Nominating and Corporate Governance Committee determines that such nominees possess the characteristics required by the Company's governance standards, and to have the Board recommend that stockholders vote for the election of each designated director. MatlinPatterson currently holds in excess of 20% of our voting power and is therefore entitled to designate two director candidates.  MatlinPatterson has designated two persons, current Board members David J. Matlin and Peter Schoels, as director nominees.
The Continuing Company Directors have selected current directors Bruce A. Choate, Douglas C. Jacobs, David J. Matlin, Peter Schoels, and Scott D. Stowell for nomination for Board membership and the Continuing Ryland Directors have selected current directors William L. Jews, Robert E. Mellor, Norman J. Metcalfe, Larry T. Nicholson, and Charlotte St. Martin for nomination for Board membership.  Consistent with the advice of the Nominating and Corporate Governance Committee, the Board has unanimously approved each of these selections and has nominated each such person to stand for election at the Annual Meeting.  If elected, each nominee will serve until the 2017 annual meeting of stockholders or until the election and qualification of his or her respective successor.
The qualifications of each director nominee are described below under the heading "Nominees for Election."
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE TEN NOMINEES NAMED IN THIS PROXY STATEMENT FOR DIRECTOR.
Assuming the presence of a quorum, the ten directors that receive the most "For" votes will be elected at the Annual Meeting.  Broker non-votes will have no effect on the election of directors because such election is by a plurality vote.  Unless instructed otherwise in the proxy, the persons named on the enclosed proxy card will vote all proxies received by them for the election of the ten nominees identified below.  The Board does not contemplate that any of its proposed nominees will become unavailable for any reason, but if such unavailability should occur before the Annual Meeting, proxies will be voted for another nominee selected by the Board.

Nominees for Election
Following is biographical information about each director nominee and reasons why the Nominating and Governance Committee and the Board determined that each of the director nominees are qualified to serve on the Board.
Bruce A. Choate
Age: 68
Year in which First Elected a Director: 2007
Current Committees: Member of the Audit and Compensation Committees
Principal Occupation and Other Public Company Directorships for Five Prior Years and Other Information: Since December 2002, Mr. Choate has served as Chief Executive Officer and Director of Watson Land Company, a privately-held real estate investment trust ("REIT) located in Carson, California.  Mr. Choate also served as President of Watson Land Company from December 2002 through the third quarter of 2015. Prior to December 2002, Mr. Choate served since 1991 as Watson Land Company's Chief Financial Officer.  Mr. Choate also served on the Board of Directors for AvalonBay Communities, Inc., a publically traded apartment REIT, and was a member of AvalonBay's investment and finance committee and its nominating and corporate governance committee until May 2015. Mr. Choate's extensive background in the real estate industry, including his extensive real estate related accounting and financial expertise, are skills critical to his roles on our Audit and Compensation Committees and led to our Board's conclusion to nominate Mr. Choate for re-election.

Douglas C. Jacobs
Age: 75
Year in which First Elected a Director: 1998
Current Committees: Member of the Audit Committee
Principal Occupation and Other Public Company Directorships for Five Prior Years and Other Information: Since 2015, Mr. Jacobs has served as Chief Financial Officer and Treasurer of Brownstone Services LLC and several other private companies owned by the beneficiary of a marital trust since July 2015.  From January 2006 to June 2015, Mr. Jacobs served as Executive Vice President - Finance and Chief Financial Officer of Brooklyn NY Holdings LLC, a privately held investment advisory company established to manage the assets of a family trust.  Prior to that, Mr. Jacobs served as Executive Vice President – Finance, Chief Financial Officer and treasurer of the Cleveland Browns from March 2001 to December 2005.  Prior to that Mr. Jacobs, among other things, served as a partner of the accounting firm, Arthur Andersen, LLP.   Mr. Jacobs is also a Director of Stoneridge, Inc., a designer and manufacturer of electronic systems for motor vehicles, a member of its compensation committee and Chairman of its audit committee and is a Director of M/G Transport Services LLC, a barge line and inland waterways carrier. Mr. Jacobs' extensive background in accounting and finance, qualify him as an "audit committee financial expert" within the meaning of applicable SEC regulations, which is critical to his role on our Audit Committee and led to our Board's conclusion to nominate Mr. Jacobs for re-election.

William L. Jews
Age: 64
Year in which First Elected a Director: 2015
Current Committees: Lead Independent Director and a member of the Nominating and Corporate Governance Committee
Principal Occupation and Other Public Company Directorships for Five Prior Years and Other Information: Mr. Jews served as a member of the Board of Directors of The Ryland Group, Inc. from 1995 until October 2015, including as Chairman of the Board and Lead Independent Director. He is also a director of Choice Hotels International, Inc., CACI International Inc., and KCI Technologies Inc. He served as President and Chief Executive Officer of CareFirst Blue Cross Blue Shield until 2006 and was instrumental in the expansion and growth of this successful and complex health insurance company in Maryland, Washington D.C., Virginia and Delaware, generating over $6 billion in annual revenue during a time of business, market and regulatory challenge.  He previously served as a Director for a nationally recognized leader in credit related services, MBNA Corporation. He has also served on the Boards of Ecolabs Corp., Camden Learning Corporation and Bank of America. His experience on various boards provides Mr. Jews with a broad range of experience and knowledge which is relevant to his current role as the Company's Lead Independent Director and led to our Board's conclusion to nominate Mr. Jews for election.

David J. Matlin
Age: 54
Year in which First Elected a Director: 2008
Current Committees: Chairman of the Nominating and Corporate Governance Committee
Principal Occupation and Other Public Company Directorships for Five Prior Years and Other Information: Mr. Matlin has served as Chief Executive Officer of MatlinPatterson Global Advisers LLC, a private equity firm since 2002. Prior to July 2002, Mr. Matlin was a Managing Director at Credit Suisse First Boston, and head of their Distressed Securities Group since its formation in 1994. Prior to joining CSFB, Mr. Matlin was Managing Director of distressed securities and a founding partner of Merrion Group, L.P., a successor to Scully Brothers & Foss L.P. (1988- 1994). Mr. Matlin also serves as an Advisory Board member of Wharton Private Equity Partners (WPEP). Mr. Matlin was identified by, and serves as a member of our Board pursuant to the terms of the Stockholders Agreement between the Company and its largest stockholder, MatlinPatterson. In addition, the Board believes that Mr. Matlin's extensive financial expertise makes it appropriate to nominate him for re-election to our Board.

Robert E. Mellor
Age: 72
Year in which First Elected a Director: 2015
Current Committees: Chairman of the Compensation Committee and a member of the Audit Committee
Principal Occupation and Other Public Company Directorships for Five Prior Years and Other Information: Mr. Mellor served as a member of the Board of Directors of The Ryland Group, Inc. from 1999 until October 2015.  He currently serves as Chairman of the Board of Directors of Coeur Mining, Inc. and as Lead Director of Monro Muffler Brake, Inc. Until December 2015, Mr. Mellor was also a Director of Stock Building Supply, Inc.  Until 2010, Mr. Mellor served as Chairman and CEO of Building Materials Holding Corporation, a corporation that was a key supplier of labor and materials to the homebuilding industry. As a result, Mr. Mellor has a significant understanding of the Company's core homebuilding business. Mr. Mellor previously was of counsel with the leading national law firm of Gibson, Dunn & Crutcher, LLP and, therefore, has a valuable knowledge and understanding of the legal issues and regulatory complexities that the Company must address as a publicly traded homebuilder. As the Chairman of the Board and Lead Director of two well recognized companies, he provides expertise to our Board in the ever-changing landscape of corporate governance and strategic planning, which led to our Board's conclusion to nominate Mr. Mellor for election.

Norman J. Metcalfe
Age: 73
Year in which First Elected a Director: 2015
Current Committees: Chairman of the Audit Committee and a member of the Compensation Committee
Principal Occupation and Other Public Company Directorships for Five Prior Years and Other Information: Mr. Metcalfe served as a member of the Board of Directors of The Ryland Group, Inc. from 2000 until October 2015.  Mr. Metcalfe has an extensive background in real estate development and homebuilding. He currently serves as Chairman of the Board of Directors of The Tejon Ranch Company, a diversified real estate development and agribusiness company located in Southern California. He previously was Vice Chairman and Chief Financial Officer of The Irvine Company, one of the nation's largest real estate and community development companies. Prior to The Irvine Company, Mr. Metcalfe spent over 20 years in various real estate, corporate finance and investment positions with the Kaufman and Broad/ SunAmerica family of companies. These positions included President and Chief Investment Officer of SunAmerica Investments and member of the Board of Directors and Chief Financial Officer of Kaufman and Broad Home Corporation (currently known as KB Home). Mr. Metcalfe brings a wealth of knowledge of our core homebuilding business and his extensive financial expertise qualifies him as a qualify him as an "audit committee financial expert" within the meaning of applicable SEC regulations, which is critical to his role as the Chairman of our Audit Committee.  All of these strengths informed our Board's conclusion to nominate Mr. Metcalfe for election to our Board.

Larry T. Nicholson
Age: 58
Year in which First Elected a Director: 2015
Principal Occupation and Other Public Company Directorships for Five Prior Years and Other Information: Mr. Nicholson has served as President and Chief Executive Officer of the Company since October 2015.  Prior to our October 1, 2015 merger with The Ryland Group, Inc., Mr. Nicholson served Ryland in various roles since joining Ryland in 1996, including as Director, President and Chief Executive Officer from June 2009 until 2015, Executive

Vice President and Chief Operating Officer from 2007 until 2008, President of the Southeast Region from 2005 until 2007, and President of the Orlando Division until 2005.  Throughout his working career, Mr. Nicholson has held a wide variety of positions within the homebuilding industry. His role on the Board is essential to linking the operational and strategic decisions necessary to continue our Company's success, which led to the Board's conclusion to nominate Mr. Nicholson for election.

Peter Schoels
Age: 42
Year in which First Elected a Director: 2009
Current Committees: Member of the Compensation Committee and Nominating and Corporate Governance Committee
Principal Occupation and Other Public Company Directorships for Five Prior Years and Other Information:  Mr. Schoels has served as the Managing Partner of MatlinPatterson Global Advisers LLC, a private equity firm, since July 2002.  Prior to July 2002, Mr. Schoels was a member of Credit Suisse's Distressed Group which he joined in 2001.  He has made investments in North America, Latin America, Europe and the CIS.  Before joining Credit Suisse, Mr. Schoels was Director of Finance and Strategy for Tradeledger and KnowledgePlatform, both subsidiaries of Itim Group Plc (2000-2001).  Previously, he was Manager of Mergers and Acquisitions for Ispat International NV (now Mittal Steel), specializing in buying distressed steel assets in emerging markets (1998-2000).  Mr. Schoels was identified by, and serves as a member of our Board pursuant to the terms of the Stockholders Agreement between the Company and its largest stockholder, MatlinPatterson. In addition, the Board believes that Mr. Schoels' financial expertise and significant experience in acquiring businesses makes it appropriate to nominate him for re-election to our Board.

Scott D. Stowell
Age: 58
Year in which First Elected a Director: 2012
Current Committees: Executive Chairman of the Board of Directors
Principal Occupation and Other Public Company Directorships for Five Prior Years and Other Information: Mr. Stowell has served as Executive Chairman of the Board of Directors of CalAtlantic Homes since October 2015.  Prior to that, Mr. Stowell served as our Chief Executive Officer from January 2012 and as President since March 2011. Mr. Stowell also served as Chief Operating Officer from May 2007 to March 2011, President of our Southern California Region from September 2002 to May 2007 and President of our Orange County division from April 1996 to September 2002.  Mr. Stowell is also a Director of Pacific Mutual Holding Company, the ultimate parent company of Pacific Life Insurance Company.  The Board believes that Mr. Stowell's homebuilding expertise and thirty years of experience with the Company allow him to provide critical leadership to the Company as we work to complete the integration of our October 2015 merger with The Ryland Group, Inc.

Charlotte St. Martin
Age: 70
Year in which First Elected a Director: 2015
Current Committees: Member of the Nominating and Corporate Governance Committee
Principal Occupation for Five Prior Years and Other Information: Ms. St. Martin served as a member of the Board of Directors of The Ryland Group, Inc. from 1996 until October 2015. Since April 2015, Ms. St. Martin has served as President of The Broadway League, the national trade association representing commercial theatre in the United States.  Prior to that she was the Executive Director of The Broadway League since 2006.  Prior to The Broadway League, Ms. St. Martin was Executive Vice President of Loews Hotels until 2005.  Ms. St. Martin brings valuable insight and knowledge from her prior experience managing the operations and marketing of Loews Hotels, a national hotel brand that operates in similar markets to the Company. As an executive with Loews Hotels, she was involved with the critical elements necessary for the operational success of Loews' principal resort properties and hotels. Prior to her position as a senior executive with Loews in New York, she was President and Chief Executive Officer of a 1,600 room Loews Hotel which employed 2,000 people.  Ms. St. Martin has served on the Boards of Gibson Greetings, Inc. and Metropolitan Bank. Given her extensive managerial experience and knowledge of the markets in which we operate, Ms. St. Martin provides valuable input into the deliberations and decisions of our Board of Directors, which led to the Board's conclusion to nominate Ms. St. Martin for election.

COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board of Directors has reviewed and discussed with management the contents of the "Compensation Discussion and Analysis" section below.  Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation Committee
Robert E. Mellor (Chairman)
Bruce A. Choate
Norman J. Metcalfe
Peter Schoels

The foregoing Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any Company filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent the Company specifically incorporates this report.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Bruce A. Choate (Chairman), Douglas C. Jacobs, Robert E. Mellor, Norman J. Metcalfe, Peter Schoels, and former director, John R. Peshkin, all served as members of the Compensation Committee during 2015. There are no Compensation Committee interlocks between the Company and other entities involving the Company's executive officers and directors.
COMPENSATION DISCUSSION AND ANALYSIS
Stockholder "Say-On-Pay" Voting
On May 7, 2014, we held our annual meeting of stockholders.  At that meeting, stockholders were provided the opportunity to cast non-binding advisory votes on the compensation of our named executive officers and the frequency with which stockholders should be provided the opportunity to vote on the compensation of our named executive officers in the future.  Following the recommendation of our Board of Directors, over 98% of votes cast by stockholders at the meeting were voted to approve the compensation of our named executive officers and nearly 63% of votes cast were voted in favor of a three year frequency for future "say-on-pay" advisory votes.  Consistent with these results, our Compensation Committee applied a similar compensation philosophy when setting 2015 and 2016 executive compensation and decided on a three year frequency for future "say-on-pay" votes.  The next "say-on-pay" vote will be held at the 2017 annual meeting of stockholders.
Compensation Philosophy and Objectives
The objective of our executive compensation program is to attract, motivate, retain and reward key executives, support our business strategy through a "pay for performance" philosophy tied to individual and overall company results, and align the long-term interests of our executives with those of our other stockholders.
Core Principles.  Consistent with these objectives, the Committee has developed a compensation program for executive officers, including the Company's named executive officers, predicated on the following core principles:
•
The overall level of total compensation for executives should be reasonable and competitive with the compensation paid to similarly situated peer executives, subject to variation for factors such as the individual's ability, experience, performance, duties, responsibilities, prior contributions and future potential contributions to the Company.

•	Annual incentive opportunities should represent a significant portion of total possible compensation for executives and should provide for variations in performance.
•
A significant portion of total possible compensation should be paid in the form of long term equity incentives (stock options, stock appreciation rights, restricted stock and/or performance shares) thereby enhancing the executive's financial interest in the creation of long-term stockholder value and aligning the interests of our executives with those of our stockholders.
Our Best Practices
Our compensation program incorporates the following best practices:
WE DO	WE DO NOT

The majority of our compensation is performance-based, earned based upon the achievement of multiple corporate performance measures designed to enhance stockholder value, and the total amount of compensation that may be earned is capped.
We do not provide perquisite programs for our executives that are not generally available to other management level employees.

Incentive compensation earned by our executives is subject to claw-back provisions in certain instances where compensation is based in whole or in part on reported financial results that are subsequently modified as a result of a restatement and the executive has engaged in misconduct.
We do not provide tax-gross ups on perquisites to our executives.
Following a change-in-control, post termination cash benefits are not payable unless an executive's employment is terminated ("double trigger").	We do not permit our executives to hedge the economic risk of owning Company stock.
We have stock ownership guidelines that set forth required ownership levels for our executives.	We do not permit our executives to pledge Company stock.
Our Compensation Committee is comprised entirely of independent directors.	We do not maintain separate or supplemental retirement plans for executives that are not generally available to other management level employees.

Our Compensation Committee is advised by an independent compensation consultant who provides the Committee with comparator compensation data and a risk assessment of our executive compensation practices.  This consultant is retained directly by the Committee.
We do not reprice or replace stock options or other equity awards.

The majority of our executive compensation is performance-based and is dependent on and determined by the success of the Company's financial, operational, strategic and stock performance.  The charts below show the 2015 percentage of performance-based compensation for our CEO and Executive Chairman and other Named Executive Officers ("NEOs"):
2015 TOTAL COMPENSATION
 (FROM SUMMARY COMPENSATION TABLE – PAGE 34)

Our Company Performance in 2015
On October 1, 2015, we completed our merger of equals transaction with The Ryland Group, Inc., which created the nation's fourth largest public homebuilder based on combined 2015 pro forma home sales revenues of $5.3 billion.  As a result of this powerful combination of two of the nation's largest and most respected homebuilders, we were able to meaningfully expand our geographic footprint and product scope, to offer well-crafted homes in thoughtfully designed communities that meet the desires of customers across the homebuilding spectrum, from entry level to luxury, in over 40 Metropolitan Statistical Areas spanning 17 states.

We believe this combination of two industry leaders offers the following advantages:

•	Combined strength of two industry leading companies with proud legacies and nearly 100 years of combined homebuilding experience
•	Experienced and proven leadership with shared visions and passion for success
•	Positioned to take advantage of opportunities and efficiencies while accelerating both companies growth strategies
•	Better navigation of industry cyclicality through broader market and product diversification and greater economies of scale
•	Significant synergy potential and efficient integration resulting from compatibility

Completing a transaction of this magnitude required a tremendous amount of time and effort from our executive team and from other members of management.  Despite the inevitable distraction and disruption to our operations caused by the merger process and subsequent integration efforts, our management team was able to keep our local operating teams focused on delivering the quality craftsmanship, outstanding customer experience and exceptional architectural design our customers have come to expect from us over our 50 year history.  This continued focus translated into solid overall operating and financial performance for 2015.

Because the merger closed on October 1, 2015, we operated as a combined company for only three months.  However, we think it is important for stockholders to have a sense of how the entire underlying merged business performed in 2015 as they assess executive compensation related to this period.  To provide stockholders with this view, we have included the below pro forma comparisons.  This pro forma information is a combination of full year 2014 and 2015 Standard Pacific and Ryland financial and operating data, as if the merger closed on January 1, 2014.  Such pro forma data was not prepared to comply with Regulation S-X of the SEC Rules and Regulations and is not necessarily indicative of how the Company would have performed had the merger actually closed on January 1, 2014.
Highlights of the Company's performance during pro forma 2015 and comparisons to pro forma 2014 include:
•	Pro forma home sale revenues up 7%, to $5.3 billion, on pro forma 12,560 new home deliveries
•	Pro forma net new orders up 10%, to 13,851, with pro forma average selling price up 8%
•	Pro forma backlog of homes up 30% to 5,611 (Dollar value of backlog up 40% to $2.6 billion)
•	Pro forma average number of active selling communities of 558, up 13%

To view actual 2015 results and comparisons to 2014, please see our Report on Form 10-K for the year ended December 31, 2015, which has been included with this Proxy Statement.
Procedure for Setting Executive Compensation
Role of the Compensation Committee.  The Compensation Committee (in this section, the "Committee") is responsible for all aspects of executive compensation, including, among other things:
•	establishing the Company's compensation philosophy, objectives and policies;
•	reviewing and approving all elements and levels of the compensation and benefits of the Company's executive officers;
•
annually appraising the performance of the Chief Executive Officer and Executive Chairman and providing developmental feedback to the Chief Executive Officer and Executive Chairman and, when appropriate, to the other executive officers of the Company; and

•	administering the Company's compensation plans, including its equity incentive plans.

Each member of the Committee is an independent director.
The Committee generally meets in conjunction with our quarterly Board meetings and from time to time at additional special meetings on an as-needed basis. The Committee held five meetings during late 2014 and early 2015 at which proposed 2015 executive officer compensation was discussed and held four meetings during late 2015 and early 2016 at which proposed 2016 executive officer compensation was discussed. The Committee also informally communicates between meetings as necessary to conduct the Committee's business. While the Company's Chief Executive Officer, Executive Chairman, Chief Legal Officer and Senior Vice President of Human Resources generally attend Committee meetings, the Committee also meets in executive session without management from time to time as it deems appropriate. Compensation matters are also discussed at executive sessions of the full Board, where both Committee members and other independent members of the Board of Directors are present without management.
The Committee makes compensation decisions for all of the Company's named executive officers. The Committee evaluates performance, compensation levels and compensation program structure throughout the year, but generally begins the process of structuring the upcoming year's compensation program at a regularly scheduled meeting in October.  Following a series of Committee meetings, the Committee finalizes compensation programs for the current year in March, formally adopting base salaries and annual cash incentive compensation programs, and approving grants of long-term equity incentives, such as stock options, stock appreciation rights, restricted stock and performance share awards.  This timing allows the Committee to consider prior performance and to satisfy the requirements of Section 162(m) necessary to achieve tax deductibility of certain performance based compensation payments, while maximizing the incentive effect of any compensation tied to annual performance.
Role of Management.  The Company's Chief Executive Officer annually reviews each executive officer's performance with the Committee and makes recommendations to the Committee with respect to the appropriate base salary and incentive compensation program for each executive officer. The Committee takes these proposals into consideration, among other matters, when making compensation decisions.
Use of Compensation Consultant.  In October 2015, the Committee retained a new independent compensation consultant, Exequity LLP ("Exequity"), to provide guidance on best practices and key developments in compensation, assistance with program design, benchmarking data, and to otherwise assist the Committee with its duties. Exequity is a nationally recognized independent provider of executive compensation advisory services, with no affiliation with any other service provider.  In light of the Company's October 2015 transformational merger of equals transaction with The Ryland Group, Inc., the Committee first tasked Exequity with conducting a comprehensive review of the Company's executive compensation program.  Exequity's review, which was completed and presented to the Committee at its February 2016 regularly scheduled meeting, validated the existing executive compensation program framework that had first been adopted by the Committee in 2012 and the Committee, in consultation with Exequity and Company management, determined, as more particularly described below, that use of the same general executive compensation program framework was also appropriate for 2016.
Competitive Marketplace Assessment.  The Committee looks to a compensation comparator peer group as a source of marketplace data regarding executive compensation structure and payment levels.  For 2015, the Company's compensation comparator peer group included companies in the homebuilding industry with similar size, scope and complexity, within a range of 0.5 to 2 times the Company's revenues (Beazer Homes USA, Inc., Hovnanian Enterprises, Inc., KB Homes, M.D.C. Holdings, Inc., Meritage Homes Corporation, The Ryland Group, Inc., Toll Brothers, Inc. and Taylor Morrison Home Corp.).  For purposes of setting 2016 compensation, in light of the Company's merger transaction with Ryland, which nearly doubled the size, scope and complexity of the Company, the compensation comparator group was modified to include comparators that are similar in size to the combined company and to expand the group to include general industry participants in addition to peer homebuilders.  The Company is at approximately the median of this new group in terms of revenue and market capitalization. The 2016 compensation comparator group includes:
Homebuilders	General Industry Participants
D.R. Horton Inc.	Masco Corporation
Lennar Corporation	Mohawk Industries Inc.
Pulte Group, Inc.	Owens Corning
Toll Brothers, Inc.	USG Corporation
KB Home
M.D.C. Holdings, Inc.
Meritage Homes Corporation
NVR, Inc.

In addition to the information obtained on compensation comparators, the Committee also typically reviews broader based compensation survey data. While the comparator and broader survey information provide useful data points, the Committee does not tie compensation levels to fixed benchmarks. Instead, market analyses are one factor among many that the Committee reviews when determining compensation levels. Other important considerations include individual performance and experience, scope of responsibilities and the need to recruit and retain individuals to fill key positions.
Compensation Elements
Our compensation program is comprised of the following pay elements:
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Base Salary. The Committee believes base salaries should be adequate to attract and retain management, and to provide a reasonable fixed base level of compensation. Base salaries for the named executive officers are established based on the scope of their responsibilities, experience, performance and contributions to the Company, taking into account compensation paid to similarly situated peer executives and other compensation data determined to be relevant by the Committee.

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Annual Cash Incentive Compensation.  The Committee believes that, in addition to base salary, an annual cash incentive compensation program should be designed to motivate and reward executives for accomplishments during the year.  Incentive compensation levels are established based on the scope of the executive's responsibilities and experience, taking into account compensation paid to similarly situated peer executives and other compensation data determined to be relevant by the Committee.

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Equity Compensation.  The Committee believes that equity awards should be used as retention tools that reward executives for longer-term Company performance. The Committee typically authorizes an annual equity award to each executive in an amount based on the scope of the executive's responsibilities and experience, taking into account equity awards made to similarly situated peer executives and other data determined to be relevant by the Committee. The Committee believes these awards further align the executives' interests with those of the Company's other stockholders. In addition, because these equity awards generally vest over an extended timeframe, these awards encourage the executive to remain with the Company for a long and productive career, allowing the Company to maximize the value of the executive's contributions and experience.

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Perquisites and Other Benefits. The Committee does not believe that executives should participate in perquisite or other benefit programs that are not available to other management level employees.  These programs include medical, dental, vision and life insurance, personal health and services allowance, disability coverage, 401(k) Plan and deferred compensation plan.

2015 and 2016 Named Executive Officer Compensation
Overview.  In early 2015 and again in March 2016, following review of the Company's short and long term strategy and competitive compensation data, including data provided by the Committee's independent compensation consultant, and other discussions between members of the Committee, Company senior management, and other Board members, the Committee adopted the 2015 and 2016 compensation programs described below for each of the Company's named executive officers.  At December 31, 2015, our named executive officers were:
Name	Title
Scott D. Stowell	Executive Chairman
Larry T. Nicholson	Chief Executive Officer
Peter G. Skelly	Chief Operating Officer
Jeff J. McCall	Chief Financial Officer
Wendy L. Marlett	Chief Marketing Officer
John P. Babel	Chief Legal Officer
Mr. Nicholson and Mr. Skelly became executive officers of the Company on October 1, 2015 in connection with the closing of our merger transaction with The Ryland Group, Inc.  In connection with the merger, we entered into an employment agreement with Mr. Nicholson and an additional letter agreement with Mr. Nicholson and Mr. Skelly.  Except as modified by the employment agreement and letter agreements, we also assumed Ryland's obligations under the other compensation related agreements to which Mr. Nicholson and Mr. Skelly were a party with Ryland prior to the merger transaction. These agreements are described more particularly below under the heading "Employment Related Agreements; Impact of the Merger".
The 2015 and 2016 compensation programs are designed to provide our officers with a total compensation package appropriate with respect to his or her scope of responsibilities and competitive (in both total dollar value and in compensation mix) with his or her similarly situated peers.  The 2015 and 2016 program designs are generally consistent with each other and the compensation programs approved by the Committee since 2012, reflecting the Committee's belief that these compensation programs worked well to drive the executive behaviors that led to the Company's strong financial performance for each of those years.
Base Salaries.  Following is a list of our named executive officers and their base salaries for 2015 and 2016.  Base salaries for the named executive officers are established based on the scope of their responsibilities, experience, performance and contributions to the Company, taking into account compensation paid to similarly situated peer executives and other compensation data determined to be relevant by the Committee.

Name	Title	2015	2016
Scott D. Stowell	Executive Chairman	$1,000,000	$1,000,000
Larry T. Nicholson	President and Chief Executive Officer	$1,000,000	$1,000,000
Peter G. Skelly	Chief Operating Officer	$675,000	$725,000
Jeff J. McCall	Chief Financial Officer	$700,000	$725,000
Wendy L. Marlett	Chief Marketing Officer	$575,000	$590,000
John P. Babel	Chief Legal Officer	$505,000	$535,000
Annual Cash Incentive Compensation.  Annual cash incentive awards are generally earned based on corporate performance.  For 2015, the corporate performance metric was pre-tax income.  For 2016, the Committee chose to add an operating margin performance metric to the mix.  The Committee selected pre-tax income as a performance metric because the Company's executive officers are responsible for the operational oversight of our entire Company and the Committee believes that achievement of pre-tax income targets based on the Company's annual business plan is a strong indicator of individual performance.  The Committee chose to add operating margin as an additional performance metric for 2016 to add incentive for the officers to focus not only on generating income but also on achieving appropriate return on investment.  Payouts under the program are subject to a minimum performance threshold and are subject to a cap, defined as a percentage of base salary.  Maximum payouts will only be earned for superior Company performance.

2015 Annual Cash Incentive Compensation Program Structure.  For 2015, each executive was provided the opportunity to earn annual cash incentive compensation with a targeted level of incentive compensation set at a percentage of the executive's base salary.  2015 cash incentive compensation was to be earned based on the Company's 2015 pre-tax income.   In addition, Ms. Marlett and Mr. Babel's achievement of targeted levels of annual incentive compensation also depended upon the achievement of individual and departmental performance objectives related to their respective areas of supervision. The 2015 annual cash incentive programs for Mr. Nicholson and Mr. Skelly that we assumed in connection with our October 1, 2015 merger with The Ryland Group, Inc. were structured in a similar manner as the Company's program, with threshold, target and maximum levels of compensation to be earned based on pre-tax income. The following table sets forth the 2015 annual cash incentive compensation program structure for each executive. Payouts for 2015 to each executive under this program are discussed in more detail below under the heading "2015 Named Executive Officer Annual Cash Incentive Compensation and Bonus Payouts".
2015 Annual Cash Incentive Compensation Program Structure
Name	Payout at Threshold (% of Target)	Payout at Target (% of Base Salary)	Payout at Max (% of Target)
Scott D. Stowell	50%	180%	200%
Larry T. Nicholson*	50%	200%	200%
Peter G. Skelly*	50%	85%	200%
Jeff J. McCall	50%	100%	200%
Wendy L. Marlett	50%	50%	200%
John P. Babel	50%	50%	200%
* Mr. Nicholson and Mr. Skelly's awards were not granted by the Compensation Committee, but were assumed by the Company in connection with its October 1, 2015 merger with The Ryland Group, Inc.
2016 Annual Cash Incentive Compensation Program Structure.  For 2016, each executive has been provided the opportunity to earn annual cash incentive compensation with a targeted level of incentive compensation set at a percentage of the executive's base salary.  2016 cash incentive compensation will be earned 50% based on the Company's 2016 pre-tax income and 50% based on the Company's 2016 operating margin. The Committee has established a minimum performance threshold for 2016 pre-tax income and operating margin below which the executive will earn no annual cash incentive compensation and has established a cap on the total cash incentive compensation that the executive may receive.  Alternatively, if the threshold level of 2016 pre-tax income or 2016 operating margin is not achieved, the executive will be entitled to receive cash incentive compensation of up to 50% of his or her annual cash incentive target if the Company exceeds a threshold number of home deliveries during 2016 at the discretion of the Compensation Committee.  The following table sets forth specific annual cash incentive compensation program related information for each executive. The Committee believes that these annual incentive opportunities are consistent with those provided to other similarly situated executives among the Company's compensation comparators.

2016 Annual Cash Incentive Compensation Program Structure
Name	Payout at Threshold (% of Target)	Payout at Target (% of Base Salary)	Payout at Max (% of Target)
Scott D. Stowell	50%	180%	200%
Larry T. Nicholson	50%	200%	200%
Peter G. Skelly	50%	100%	200%
Jeff J. McCall	50%	100%	200%
Wendy L. Marlett	50%	75%	200%
John P. Babel	50%	75%	200%

Long Term Equity Compensation. In addition to cash compensation, the Committee provides annual equity awards to the Company's executive officers, such as restricted stock and performance share awards.  These awards encourage executive ownership of Company common stock, further aligning the interest of executives with those of the Company's other stockholders, and provide the executive with an incentive (because the equity compensation generally vests over an extended timeframe) to remain with the Company for a long and productive career.

2015 Long Term Equity Compensation Program Structure.  For 2015, the committee decided to provide a long-term equity grant to each of the Company's then named executive officers, the dollar value of each grant expressed as a percentage of the executive's base salary.  The awards consist of 33 1/3% restricted common stock, 33 1/3% capped common stock appreciation rights and 33 1/3% performance share awards (see table below).  For 2015, Mr. Nicholson and Mr. Skelly were awarded long-term equity grants under the legacy Ryland equity program, which were assumed by the Company in connection with the merger. Mr. Nicholson and Mr. Skelly's 2015 grants were also expressed as a percentage of base salary and consist of 40% restricted stock and 60% performance share awards.
Capped Stock Appreciation Rights and Restricted Stock.  The capped stock appreciation rights and restricted stock vest in three equal installments on each of the first three anniversaries of the issuance date provided, that, in the case of the restricted stock award, a threshold level of Company pre-tax income must be achieved before the award begins to vest ($350 million for 2015). With respect to the awards made to the continuing Company executives, one-half of dollar value of these awards was issued on April 1, 2015 and one-half on October 1, 2015, with grant date prices per share of $44.55 and $41.16, respectively, equal to the Company's common stock closing price on the issuance dates.
Name	4/1/15 SAR Grant	10/1/15 SAR Grant	4/1/15 Restricted Stock Grant	10/1/15 Restricted Stock Grant
Scott D. Stowell	110,805	109,595	13,093	14,172
Jeff J. McCall	44,322	43,838	5,237	5,668
Wendy L. Marlett	18,203	18,004	2,151	2,328
John P. Babel	15,987	15,813	1,889	2,044
The value per share of the stock appreciation rights is capped at $20.00 above the grant price.  With respect to the restricted stock awards made to Mr. Nicholson and Mr. Skelly by Ryland for 2015, following their conversion from Ryland stock to Company stock, Mr. Nicholson and Mr. Skelly were issued 40,315 and 10,750 shares, respectively.
Performance Share Awards.  On April 1, 2015, Mr. Stowell, Mr. McCall, Ms. Marlett and Mr. Babel, received performance share awards with the threshold, target and maximum number of shares for each executive set as follows:
Name	Shares Earned at Threshold	Shares Earned at Target	Shares Earned at Maximum
Scott D. Stowell	9,872	19,742	59,226
Jeff J. McCall	3,949	7,896	23,688
Wendy L. Marlett	1,622	3,243	9,729
John P. Babel	1,425	2,848	8,544
With respect to the performance share awards made to Mr. Nicholson and Mr. Skelly by Ryland for 2015 and assumed by the Company, following their conversion from Ryland stock to Company stock, Mr. Nicholson and Mr. Skelly received performance share awards with the target number of shares set for each executive at 60,606 and 16,161, respectively. The number of shares of stock ultimately issued to each executive with respect to the 2015 performance share award program cannot yet be determined; provided, that, in connection with the merger, Mr. Nicholson and Mr. Skelly were guaranteed to receive at least their targeted number of shares.
For 2015, the Company's performance share award program was originally designed so that 50% of the dollar value of each executive's performance share award vests based on the achievement of an earnings per share metric and 50% vests based on the Company's relative total shareholder return as compared to a peer group. Similar in design, the 2015 Ryland performance share award program was designed so that 50% of the dollar value of each executive's performance share award vests based on the achievement of a revenue growth metric and 50% vests based on the Company's relative total shareholder return as compared to a peer group.  In light of the combination of the legacy Company management team and former Ryland management team as a result of our October 1, 2015 merger, the Committee decided that it was in the best interests of the Company to combine the 2015 Company performance share award program and 2015 legacy Ryland performance share award program so that both the legacy Company named executive officers and legacy Ryland named executive officers are aligned on the same performance metrics.  As a result, the 2015 performance share award program was modified so that 50% of the dollar value of each executive's performance share award vests based on the achievement of a revenue growth metric (replacing the EPS metric from the legacy Company program with the revenue growth metric from the legacy Ryland program) and 50% vests based on the Company's relative total shareholder return as compared to a peer group (retaining the total shareholder return metric in the same formulation as originally set forth by the Committee when it created the 2015 program, which is also consistent with the total shareholder return metric contained in the legacy Ryland program). In addition, to preserve the 162(m) deductibility of the award, the performance period for the revenue growth metric was modified from the three year period ending December 31, 2017 to the two year period ending December 31, 2017. The Committee believes that, with the annual cash incentive award program's focus on earnings and half of the performance share award program focused on revenue and half on total shareholder return relative to peers, the overall incentive compensation program creates a healthy focus on properly balancing profitability and growth, while considering returns to stockholders.
Aggregate 2015 Equity Award Structure
Name	% of Base Salary	Dollar Value of Equity Award
		Capped Stock Appreciation Rights	Restricted Stock	Performance Share Awards
				Revenue Based	TSR Based
Scott D. Stowell	350%	$1,166,667	$1,166,666	$583,334	$583,333
Larry T. Nicholson*	450%	˗	$1,800,000	$1,350,000	$1,350,000
Peter G. Skelly*	178%	˗	$480,000	$360,000	$360,000
Jeff J. McCall	200%	$466,667	$466,666	$233,334	$233,333
Wendy L. Marlett	100%	$191,667	$191,666	$95,834	$95,833
John P. Babel	100%	$168,334	$168,333	$84,167	$84,166
* Mr. Nicholson and Mr. Skelly's awards were not granted by the Compensation Committee, but were assumed by the Company in connection with its October 1, 2015 merger with The Ryland Group, Inc.
2016 Long Term Equity Compensation Program Structure.  For 2016, the committee decided to continue a program similar to 2015, providing a long-term equity grant to each of the Company's named executive officers, the dollar value of each grant expressed as a percentage of the executive's base salary.  The committee decided to eliminate stock appreciation rights from the equity mix for 2016, instead increasing the restricted stock component of the equity award from 33 1/3% to 40% and the performance share component of the equity award from 33 1/3% to 60%.  The restricted stock portion of the grant will be issued 50% on April 1, 2016 and 50% on October 3, 2016 and will vest in equal installments on each of the first three anniversaries of the grant date provided, that, a threshold level of Company pre-tax income for 2016 must be achieved before the award begins to vest.  The performance share award portion of the grant will vest 50% based on the Company's relative total shareholder return over the three year period commencing January 1, 2016 and 50% based on the Company's revenue growth over the three year period commencing January 1, 2016. The committee believes that increasing the restricted stock component of the equity award increases the award's retentive value and aligns management with stockholders (since the restricted stock will always have value so long as the Company's stock price is not zero and will have more value as the Company's share price increases) and that increasing the performance share component of the equity award puts greater emphasis on pay for performance and further aligns executives with the longer term interests of stockholders.  The dollar value of the grant for each executive reflects the Committee's view of each individual's experience, scope of responsibility and the total compensation package of similarly situated executives among the Company's compensation comparators.  As noted above, the Committee believes that, with the annual cash incentive award program's focus on profitable earnings and half of the performance share award program focused on revenue and half on performance relative to peers, the overall incentive compensation program creates a healthy focus on properly balancing profitability and growth, while considering returns to stockholders.

Aggregate 2016 Equity Award Structure
Name	% of Base Salary	Dollar Value of Equity Award
		Restricted Stock	Performance Share Awards
			Revenue Based	TSR Based
Scott D. Stowell	405%	$1,620,000	$1,215,000	$1,215,000
Larry T. Nicholson	450%	$1,800,000	$1,350,000	$1,350,000
Peter G. Skelly	200%	$580,000	$435,000	$435,000
Jeff J. McCall	200%	$580,000	$435,000	$435,000
Wendy L. Marlett	115%	$271,400	$203,550	$203,550
John P. Babel	115%	$246,100	$184,575	$184,575
Revenue Component of Performance Share Award.  The Committee established the various levels of performance required to earn the revenue growth component of the performance share award (see table below) based on the Company's projections and the Board's expectations regarding projected revenues.  The Committee believes that exceptional Company performance is required for the executives to earn the maximum level of performance shares tied to revenue.  For 2015, the revenue metric component of the award is based on the Company's actual revenue growth from January 1, 2016 through December 31, 2017.  For 2016, the revenue metric component of the award is based on the Company's revenue growth from January 1, 2016 through December 31, 2018.  The "Target" number of shares of Company common stock awarded to each named executive officer is determined by dividing the applicable portion of their base salary by the fair value per share of the award on the grant date.  In accordance with applicable accounting rules, the "fair value" for common stock awards that vest based on company performance (such as revenue growth) is the Company's common stock closing price per share on the grant date.
2015 PSA Award		2016 PSA Award
Revenue Growth Thresholds 2016-2017		Revenue Growth Thresholds 2016-2018
% of Targeted Revenue Growth Achieved	Multiple of Target Shares	% of Targeted Revenue Growth Achieved	Multiple of Target Shares
92%	0	92%	0
96%	0.5 x Target	96%	0.5 x Target
100%	1 x Target	100%	1 x Target
104%	1.5 x Target	104%	1.5 x Target
108%	2 x Target	108%	2 x Target
112%	2.5 x Target
116%	3 x Target
 Total Shareholder Return Component of Performance Share Award.  The Committee established the various levels of performance required to earn the total shareholder return ("TSR") component of the performance share award (see table below) based on the Committee's view of the difficulty of achieving the relative TSR ranks reflected in the table below.  The Committee believes that the ranking required for the executives to earn the maximum payout of this award is extremely difficult to achieve and would be an exceptional result for stockholders.
For 2015, the TSR component of the award is based on the Company's TSR over the three-year period from 2015-2017 compared to its peer group.  For 2016, the TSR component of the award is based on the Company's TSR over the three-year period from 2016-2018 compared to its peer group. TSR performance is determined based on changes in stock price plus dividends paid during the applicable performance periods.  The "Target" number of shares of Company common stock awarded to each named executive officer is determined by dividing the applicable portion of their base salary by the by the fair value per share of the award on the grant date.  In accordance with applicable accounting rules, "fair value" for common stock awards that vest based on market conditions (such as TSR) is determined by an independent third party valuation firm using a lattice model.
2015 PSA Award		2016 PSA Award
2015-2017 Performance Period		2016-2018 Performance Period
Company TSR Rank	Multiple of Target Shares	Company TSR Rank	Multiple of Target Shares
#12 - #14	0	30th percentile or below	0
#10 or #11	0.5 x Target	40th percentile	0.5 x Target
#7 - #9	1 x Target	50th percentile	1 x Target
#4 - #6	2 x Target	70th percentile	1.5 x Target
#1 - #3	3 x Target	90th percentile or above	2 x Target
The TSR peer group consists of a larger group of homebuilders than those contained in the Company's compensation comparator group, but excludes other industry participants, reflecting the Committee's belief that the Company's relative TSR performance should be measured against the other publicly traded homebuilding companies that the Company is likely competing against for investor dollars.  This peer group for 2015 includes Lennar Corp., PulteGroup, Inc., D.R. Horton, Inc., NVR, Inc., Taylor Morrison Home Corporation, Toll Brothers, Inc., TRI Pointe Homes, Inc., Hovnanian Enterprises, Inc., Beazer Homes USA, Inc., M.D.C. Holdings, Inc., The Ryland Group, Inc., Meritage Homes Corporation, and KB Home.  Hovnanian Enterprises, Inc., Beazer Homes USA, Inc., and The Ryland Group, Inc. (because of our merger) were eliminated from the peer group for 2016.
Executive Stock Ownership Guidelines. In March 2012, the Compensation Committee adopted new Executive Stock Ownership Guidelines for the purpose of further aligning the interests and actions of the executives with the interests of the Company's stockholders.  Under the guidelines, our named executive officers are required to hold a multiple of their base salary in Company common stock (CEO 3x, other named executive officers 2x). In October 2015, the committee modified these guidelines to increase the Chief Executive Officer's holding requirement from 3x to 5x and created a new holding requirement of 3x for the Company's Executive Chairman.  Each such executive officer is required to reach full compliance with the guidelines within five years of the date he or she first becomes subject to the guidelines.  If an executive officer fails to reach compliance with the guidelines within the five year phase in period, he or she will be paid 100% of annual incentive compensation in common stock until compliance is achieved.  He or she will also be required to hold at least fifty percent of all common stock awarded to him or her (excluding shares sold to fund tax liabilities associated with the receipt or vesting of awards) until the required ownership threshold is met.  As of December 31, 2015, each of our named executive officers was in compliance with the guidelines because they were within the five year phase in period.
Prohibitions on Hedging and Pledging Company Stock.  In order to avoid creating conflicts between an executive's interests and those of other stockholders, our Insider Trading Policy prohibits all covered persons, including executives, from hedging the economic risk of owning Company shares.  In addition, in April 2013, the Board implemented a prohibition on the pledging of Company stock by directors and named executive officers.  This policy was effective April 1, 2014.  These prohibitions do not apply to stock held by MatlinPatterson and its affiliates, which may be deemed to be held by MatlinPatterson affiliated Board members David Matlin and Peter Schoels under applicable beneficial ownership rules.
2015 Named Executive Officer Annual Cash Incentive Compensation and Bonus Payouts
Overview.  For 2015, the Committee established a pre-tax earnings threshold, target, and cap for the annual cash incentive program.  The threshold for 2015 was $350 million, the target was $400 million and the cap was $500 million.  The Committee determined that the Company earned approximately $438 million in pre-tax income in 2015, after equitably adjusting the Company's calculation of pre-tax income to exclude the impact caused by the merger transaction.  The Committee believed this equitable adjustment was necessary to deliver the amount of compensation for performance the Committee intended to deliver when it originally established the program. The $438 million in adjusted pre-tax income was approximately $88 million over the $350 million of pre-tax income we earned in 2014 and 110% of the annual cash incentive compensation plan's $400 million pre-tax income target.

Executive Chairman (Chief Executive Officer until October 1, 2015).  Scott D. Stowell was provided the opportunity to earn 2015 annual cash incentive compensation of between 0 and 360% of his base salary based on the Company's 2015 pre-tax income.  The target annual cash incentive compensation for 2015 for Mr. Stowell was 180% of his base salary. As described above, the Company earned 110% of the pre-tax income target set forth in the 2015 annual cash incentive compensation plan and, as a result, Mr. Stowell received 2015 annual cash incentive compensation of $2,489,400.  Additionally, Mr. Stowell received a merger related bonus of $2,000,000 that was paid on October 1, 2015 in connection with the completion of our merger with Ryland.

Chief Executive Officer (Commencing October 1, 2015).  In connection with, and as a condition to the closing of our October 1, 2015 merger with The Ryland Group, Inc., we entered into an employment agreement with Larry T. Nicholson to serve as our President and Chief Executive Officer and assumed Ryland's obligations under Mr. Nicholson's CEO Severance Agreement, Executive Severance Agreement, and with respect to his various equity awards.  Among other things, these arrangements provided that Mr. Nicholson would be eligible to earn annual cash incentive compensation with a target of 200% of his base salary based on the achievement of a pre-tax income target.  The target annual cash incentive compensation was to be earned if pre-tax income of $287 million was achieved.  The Company's actual pre-tax income for 2015, after being adjusted to exclude the impact of the merger, was approximately $438 million, which entitled Mr. Nicholson to earn 200% of his targeted level of incentive compensation.  As a result, Mr. Nicholson was entitled to receive 2015 annual cash incentive compensation of $4,000,000.  However, Mr. Nicholson requested, and the Compensation Committee agreed, to reduce Mr. Nicholson's actual 2015 incentive compensation payment by $1,400,000.  As a result, Mr. Nicholson received a 2015 incentive compensation payment of $2,600,000.

Chief Operating Officer (Commencing October 1, 2015).  In connection with, and as a condition to the closing of our October 1, 2015 merger with The Ryland Group, Inc., we assumed Ryland's employment related obligations to Mr. Skelly, including with respect to Mr. Skelly's 2015 incentive compensation program, Executive Severance Agreement, and various equity awards.  Pursuant to the arrangements we assumed from Ryland, Mr. Skelly was entitled to earn annual cash incentive compensation with a target of 85% of his base salary based on the achievement of pre-tax income.  The target annual cash incentive compensation was to be earned if pre-tax income of $287 million was achieved. The Company's actual pre-tax income for 2015, after being adjusted to exclude the impact of the merger, was approximately $438 million, which entitled Mr. Skelly to earn 200% of his targeted level of incentive compensation. As a result, Mr. Skelly received 2015 annual cash incentive compensation of $1,150,000.  Additionally, Mr. Skelly received a discretionary bonus of $275,000 in connection with his efforts related to the merger.

Chief Financial Officer.  Jeff J. McCall was provided the opportunity to earn annual cash incentive compensation of between 0 and 200% of his base salary based on the Company's 2015 pre-tax income.  The target annual cash incentive for Mr. McCall was 100% of his base salary.  As described above, the Company earned 110% of the pre-tax income target set forth in the 2015 annual cash incentive compensation plan and, as a result, Mr. McCall received 2015 annual cash incentive compensation of $968,100.  Additionally, Mr. McCall received a discretionary bonus of $235,000 in connection with his efforts related to our merger with Ryland.
Chief Marketing Officer and Chief Legal Officer.  Wendy L. Marlett, the Company's Chief Marketing Officer, and John P. Babel, the Company's Chief Legal Officer, were provided the opportunity to earn annual cash incentive compensation of between 0% and 100% of their base salaries, with the targeted amount of annual cash incentive compensation set at 50% of their base salaries.  This targeted amount of annual cash incentive compensation was to be earned if the Company achieved its pre-tax income target of $400 million (60% of the targeted amount would be earned) and Ms. Marlett and Mr. Babel's level of achievement with respect to various departmental and individual performance objectives as determined by the Chief Executive Officer and the Committee (40% of the targeted amount would be earned).  As described above, the Company earned 110% of the pre-tax income target set forth in the 2015 annual cash incentive compensation plan and Ms. Marlett and Mr. Babel were awarded the maximum that could be earned with respect to their departmental and individual performance.  As a result, Ms. Marlett received a payout of $397,613 and Mr. Babel received a payout of $349,208.  Additionally, Ms. Marlett and Mr. Babel received discretionary bonuses of $250,000 and $400,000, respectively, in connection with their efforts related to our merger with Ryland.

Employment Related Agreements; Impact of Merger

The Company consummated its merger transaction with The Ryland Group, Inc. on October 1, 2015.  Each of the Company's pre-merger named executive officers, Scott D. Stowell, Jeff J. McCall, Wendy L. Marlett and John P. Babel, continued as named executive officers following the merger.  In addition, Larry Nicholson, Ryland's former President and Chief Executive Officer, and Peter Skelly, Ryland's former Chief Operating Officer, became named executive officers of the Company.  Following is a description of the employment related arrangements between the Company and each named executive officer.
Letter Agreements Regarding Mr. Nicholson and Mr. Skelly's 2015 Restricted Stock Unit and Performance Share Awards. In connection with the merger, we entered into letter agreements with Mr. Nicholson and Mr. Skelly, pursuant to which they agreed to waive the acceleration of the vesting of their 2015 restricted stock units and 2015 performance share awards that would have otherwise occurred as a result of the merger and to permit the modification of the performance metrics applicable to the performance share awards to align with the performance metrics applicable to the 2015 performance share awards made to the Company's continuing executive officers.  Under the terms of the letter agreements, Mr. Nicholson and Mr. Skelly are, subject to continued employment, guaranteed to receive at least the target number of shares under their modified 2015 performance share awards.
Employment Agreement and Change of Control Arrangements with Mr. Stowell.  In connection with the merger, the Company entered into an employment agreement with Mr. Stowell to serve as the Company's Executive Chairman. The employment agreement, which has a three-year term, provided Mr. Stowell with an initial annual base salary of $1 million, set his annual personal health and services allowance at the same percentage of base salary as that provided to the chief executive officer, and set his annual bonus target, equity grants and other incentives at 90% of the amount provided to the chief executive officer.  It also contains Mr. Stowell's waiver of his right to assert that the merger and the related changes in his compensation, responsibilities and role following the merger constitute "good reason" under his severance and change in control protection agreement (described below). Finally, Mr. Stowell's employment may not be terminated without "cause" unless at least 75% of the Board approves a resolution authorizing such termination.
Employment Agreement and Change of Control Arrangements with Mr. Nicholson.  In connection with the merger, the Company entered into an employment agreement with Mr. Nicholson to serve as the Company's President and Chief Executive Officer. The employment agreement, which has a three-year term, provided Mr. Nicholson with an initial annual base salary of $1 million, set his annual bonus target for 2015 at 200% of his base salary, and set his annual personal health and services allowance at 9.5% of his base salary.  The agreement does not set his target level of annual bonus payments beyond 2015 or set forth the terms for equity awards or other incentive compensation, instead leaving such decisions to the sole discretion of the Compensation Committee. Finally, the agreement provides that Mr. Nicholson's employment may not be terminated without "cause" unless at least 75% of the Board approves a resolution authorizing such termination.
In connection with the merger the Company also assumed Mr. Nicholson's two existing severance agreements, an executive severance agreement and a CEO severance agreement. The merger constituted a "change in control" under these agreements, but Mr. Nicholson has agreed that neither the merger nor the related changes in his compensation, responsibilities and role following the merger constitutes "good reason" for purposes of these agreements. Pursuant to the executive severance agreement, during a "change of control period," if Mr. Nicholson's employment is terminated without "cause" or if Mr. Nicholson resigns for "good reason", Mr. Nicholson will have the right to receive: (i) a lump sum cash payment equal to his unpaid salary for the remainder of the year in which termination occurs, a pro rata bonus through the date of termination based on the target annual bonus for the year in which termination occurs or in the absence of a specified target annual bonus for that year, the highest bonus he earned in any of the three years prior to termination, plus an amount equal to two times the highest "annual compensation" paid to him for any of the three years prior to termination, (ii) acceleration and payment of any outstanding equity and incentive awards, (iii) participation in the life, accident and health insurance, employee welfare benefit and executive medical reimbursement plans in which he currently participates at the sole cost of the Company for a period of two years following his termination of employment, (iv) a lump sum cash payment for two years of continued participation in the personal health and services allowance and benefits provided to him prior to the change of control, (v) reimbursement for the costs of relocating in order to pursue professional or career opportunities within two years after termination, including taxes payable on the reimbursement, any costs or commissions related to selling his homes, and all moving expenses and any other benefits provided by the Company under its relocation program, and (vi) a lump sum cash payment equal to 10% of his "annual compensation" for the calendar year immediately preceding termination of employment in lieu of reimbursement for outplacement services. "Annual compensation" means the sum of Mr. Nicholson's annual base salary and bonus paid or earned (even if paid in a subsequent year), and all amounts credited to him, vested and unvested, under any incentive compensation or other benefit or compensation plan, including long-term and equity incentive award plans during the year.
Pursuant to the CEO severance agreement, if Mr. Nicholson's employment is terminated without "cause", Mr. Nicholson will have the right to receive: (i) a pro rata share of his annual bonus incentive payment for the year in which the termination occurs and payment of all benefits to which he has a vested right at the time of termination, (ii) a lump sum cash payment equal to the aggregate amount of 24 months of his annual base salary as in effect prior to the date of notice of termination, (iii) a lump sum cash payment equal to twice the highest amount of annual bonus incentive payment paid or payable in the three previous years prior to the year of termination, (iv) an equity award equal to the highest restricted stock unit award granted during the three previous years (or a lump sum cash payment in an amount equal to the fair market value of such shares if such award cannot be made), (v) acceleration and payment of any outstanding equity and incentive awards, (vi) continued participation in the life, medical, dental, vision, AD&D, prescription drug, and long-term disability programs in which he participates prior to termination for a period of two years following termination of employment or equivalent benefits for the same period, and (vii) a lump sum cash payment equal to the value of coverage under the executive life insurance program as well as the value of the personal health services allowance for a period of 24 months.
Severance payments to Mr. Nicholson in connection with a qualifying termination within a "change of control period" may be made pursuant to either the CEO severance agreement or the executive severance agreement, whichever would convey the greater economic benefit to Mr. Nicholson, but not both.
Change of Control Arrangement with Mr. Skelly.  In connection with the merger the Company assumed Mr. Skelly's executive severance agreement. Pursuant to this agreement, in the event that his employment is terminated by the Company without "cause" or Mr. Skelly resigns for "good reason" during a "change of control period," Mr. Skelly will have the right to receive a lump sum cash payment equal to a pro rata bonus through the date of termination based on the target annual bonus for the year in which termination occurs or in the absence of a specified target annual bonus for that year, the highest bonus earned by him in any of the last three years prior to termination, plus an amount equal to two times the highest "annual compensation" paid to him for any of the three years prior to termination.  In addition to these benefits, upon a qualifying termination, he will have the right to receive (i) acceleration and payment of any outstanding equity and incentive awards, (ii) participation in the life, accident and health insurance, employee welfare benefit and executive medical reimbursement plans in which he then participates at the sole cost of the Company for a period of two years following termination of employment, (iii) a lump sum cash payment for two years of continued participation in the personal health and services allowance and benefits provided to him prior to the change of control, (iv) reimbursement for the costs of relocating in order to pursue professional or career opportunities within two years after termination, including taxes payable on the reimbursement, any costs or commissions related to selling his home, and all moving expenses and any other benefits provided by the Company under its relocation program, and (v)  the right to receive reimbursement for outplacement services used within two years of the date of termination of up to 25% of his "annual compensation" for the calendar year prior to the date of termination.
The "change of control period" for Mr. Skelly's executive severance agreement begins on the date the Company (or a successor) becomes aware of or enters into discussions or negotiations that could involve a "change of control" and ends on the earlier of two years after the effective date of a "change of control" or the date on which a "change of control" is no longer discussed or proposed to occur. For purposes of his executive severance agreement, "annual compensation" means the sum of Mr. Skelly's annual base salary and bonus paid or earned (even if paid in a subsequent year), and all amounts credited to him, vested and unvested, under any incentive compensation or other benefit or compensation plan, including long-term and equity incentive award plans during the year. The merger constituted a "change of control" for purposes of Mr. Skelly's executive severance agreement.

Change in Control and Severance Protection Agreements with Mr. Stowell, Mr. McCall, Ms. Marlett and Mr. Babel.  The Company's continuing executive officers, Mr. Stowell, Mr. McCall, Ms. Marlett and Mr. Babel, are party to severance and change in control protection agreements.  Under these agreements, if the executive's employment with the Company is terminated without cause (cause generally consisting of various bad acts described more particularly in the agreement) other than in connection with a change in control, the executive is entitled to receive a lump sum payment equal to a multiple (CEO 2x, other named executive officers 1.5x) of the sum of his or her current base salary plus his or her target annual cash incentive bonus for the year prior to the year of termination, and Company paid COBRA for two years in the case of the CEO, and 1.5 years in the case of the other named executive officers.  No special treatment of equity awards is provided.

If the executive's employment with the Company is terminated by the Company without cause or by the executive for good reason (generally consisting of adverse changes in responsibilities, compensation, benefits or location of work place) in connection with a change in control (i.e., "Double-Trigger" required for payouts), the executive is entitled to receive a lump sum payment equal to a multiple (Mr. Stowell 3x, other named executive officers 2x) of the sum of his or her current base salary plus his or her target bonus for the year of termination, Company paid COBRA for three years in the case of Mr. Stowell and 2 years in the case of the other named executive officers, and an additional pro-rata bonus.  The amount of the pro-rata bonus is determined by multiplying the target bonus for the year of termination by the quotient obtained by dividing the number of days in the year up to and including the date of termination by 365.  In addition, all unvested equity awards will vest as of the date of termination.

The change-in-control component of these agreements reflect the Committee's belief that the interests of stockholders will be best served if the interests of the Company's named executive officers are aligned with the stockholders, and that providing change in control benefits should eliminate or at least reduce the reluctance of executive management to pursue potential change in control transactions that may be in the best interests of stockholders.  The Committee believes that the overall cost and design of both the severance and change-in-control programs are consistent with market norms.  In order to receive payments under the agreements the executives must execute the Company's standard form release agreement, which includes non-solicitation, non-disparagement and confidentiality requirements.

Potential Payments Upon Termination or Change-in-Control

The following tables provide an estimate of the total cash payment and other value that would have been received by each named executive officer assuming that the Company had become obligated to pay the executive officers either severance or change-in-control benefits on December 31, 2015. The amounts indicated below are estimates of amounts that would be payable to the named executive officers and the estimates are based on multiple assumptions that may not prove correct. Accordingly, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below.  Our October 1, 2015 merger with The Ryland Group, Inc. constituted a "change in control" under each of the change in control related agreements described above.  Therefore, for a period of two years following the date of the merger (three years in the case of Mr. Stowell and Mr. Nicholson), our executives will be entitled to the enhanced "change in control" related benefits if their employment is terminated by the Company without cause or by the executive for good reason.

Estimated Value of Termination and Change-in-Control Benefits
	Change-In-Control Benefit(1) Double Trigger (CIC + Termination)					Severance Benefit(2) Termination Without Cause (No CIC)
Name	Cash	+	Unvested Equity Awards (3)	=	Total	Cash
Scott D. Stowell	$10,200,000	+	$6,555,908	=	$16,755,908	$5,225,000
Jeff J. McCall	$3,500,000	+	$3,092,911	=	$6,592,911	$2,055,000
Wendy L. Marlett	$2,012,500	+	$977,609	=	$2,990,109	$1,282,500
John P. Babel	$1,767,500	+	$889,850	=	$2,657,350	$1,125,000
(1)
Benefit is equal to a multiple of the sum of base salary and 2015 target bonus, plus an additional pro-rated bonus.  The amount of the pro-rata bonus is determined by multiplying the target bonus for the year of termination by the quotient obtained by dividing the number of days in the year up to and including the date of termination by 365.  For purposes of this example, the pro-rata bonus has been calculated using a full year for 2015.  (Multiple = 3x CEO; 2x other named executive officers).  In addition, all unvested equity awards vest.

(2)
Benefit is equal to a multiple of the sum of base salary and 2014 target bonus (Multiple = 2x CEO; 1.5x other named executive officers).  No acceleration or other special treatment of equity awards is provided when an executive's employment is terminated by the Company without cause.

(3)
In accordance with SEC rules, this amount represents the difference between the Company's stock price of $37.92 at December 31, 2015 and the applicable stock award price, multiplied by all unvested stock awards held by the named executive officer as of December 31, 2015.

For the purposes of this calculation, in accordance with the performance share award agreements, amounts related to performance share awards include the "target" number of shares of Company common stock that will be issued to each named executive officer in the event of a change-in-control.

Change-in-Control Benefits
Named Executive Officer	Cash ($) (1)	Equity ($) (2)	Perquisites / Benefits ($) (3)	Total ($)
Larry T. Nicholson	$19,788,767	$3,826,925	$1,055,441	$24,671,133
Peter G. Skelly	$7,461,551	$1,020,466	$134,488	$8,616,505

(1)
Cash. Amounts reflect the value of cash severance payments payable under the applicable named executive officer's executive severance agreement as described above. The severance amounts in this column are all "double trigger" in nature, which means that payment of these amounts is conditioned on both the occurrence of a change of control and a qualifying termination of employment. For purposes of this table, Mr. Nicholson is assumed to have received severance payments and benefits under his executive severance agreement and not his CEO severance agreement.

(2)
Equity. Amounts reflect the value of the restricted stock units (including any accrued cash dividend equivalents) and performance share awards that are currently outstanding and unvested. These amounts have been calculated assuming that the fair market value of a share of Company common stock is equal to $37.92 (the closing price of such stock on December 31, 2015) multiplied by all unvested awards held by the named executive officer as of December 31, 2015. Amounts included in this column were all "single trigger" in nature, which meant that payment was conditioned solely upon the occurrence of a change in control. However, in connection with our merger, Mr. Nicholson and Mr. Skelly waived their single trigger vesting acceleration for the amounts listed in this column, which means that payment of these amounts is conditioned on both the occurrence of the merger and a qualifying termination of employment.  Neither Mr. Nicholson nor Mr. Skelly hold any unvested stock options as of December 31, 2015.

(3)
Perquisites/Benefits. Amounts reflect, as applicable, the value of perquisites and benefits payable under the applicable named executive officer's executive severance agreement as described above and include the following: the estimated value of two years continued participation in the life, accident and health insurance and employee welfare benefit plans in which the executive participates, and an equivalent cash payment for two years of continued participation in the personal health and services allowance—Mr. Nicholson, $219,649; Mr. Skelly, $134,488.  Amounts also include a lump sum cash payment of $835,792 for Mr. Nicholson equal to 10% of his "annual compensation" for 2014 (the calendar year immediately preceding the executive's assumed termination of employment) in lieu of the reimbursement for outplacement services.  Under his executive severance agreement, Mr. Skelly is eligible to receive reimbursement for the costs of all outplacement assistance he receives up to 25% of his "annual compensation" for the calendar year prior to the date of his termination of employment, which potential reimbursement amount is not determinable at this time given that it will depend on the level of outplacement assistance he receives. These benefits are all "double trigger" in nature, which means that payment of these amounts is conditioned on both the occurrence of the merger and a qualifying termination of employment.

The table below sets forth the assumed amount of payments that would be paid to Mr. Nicholson if there had been a termination of his employment by the Company without "cause" on December 31, 2015.

Mr. Nicholson's Severance Benefit
2015 annual bonus incentive payment	$2,000,000
Twenty-four months of annual base salary	$2,000,000
Separation from service lump sum cash payment equal to 2x the highest annual bonus paid in the three prior years	$6,145,858
Separation from service equity award equal to the highest restricted stock unit award granted during the three prior years	$2,785,848
Accelerated vesting of equity awards	$3,826,925
Value of health and welfare benefits for two years	$29,650
Lump sum cash payment equal to the value of additional benefits for two years	$190,000
TOTAL	$16,978,281

In the event that Mr. Nicholson's employment is terminated by reason of death, his benefits are determined in accordance with the Company's retirement, insurance or other applicable program then in effect.  In addition, the Company shall pay to Mr. Nicholson's beneficiaries or estate a prorated share of his bonus for the year in which termination occurs as well as all benefits to which they have a right in accordance with the plan or agreement governing such benefits.

In the event that Mr. Nicholson becomes "disabled" and is unable to perform his duties for more than 120 days during any 12-month period or, in the reasonable determination of the Board of Directors, Mr. Nicholson's "disability" would exist for more than 120 days, the Company has the right to terminate his employment. Upon such termination, the Company's obligation to pay and provide compensation shall expire except that the Company will pay to Mr. Nicholson a prorated share of his bonus for the year in which termination occurs. Additionally, the

Company will pay Mr. Nicholson his base salary through the effective date of termination together with all benefits to which he has a vested right in accordance with the plan, document or agreement governing such benefits. "Disability" means the incapacity of Mr. Nicholson to engage in the performance of his duties with the Company, due to injury, illness, disease or bodily or mental infirmity.

Mr. Nicholson may terminate his employment with the Company at any time by giving the Board of Directors 90 days written notice prior to the effective date of termination. Upon such termination, the Company will pay Mr. Nicholson his base salary through the date of termination and all benefits to which he has a vested right. Mr. Nicholson will not receive an annual bonus for the year in which termination occurs.

The Board of Directors may terminate Mr. Nicholson's employment at any time for "cause" and the Company will pay Mr. Nicholson his base salary through the date of termination. Upon such a termination, Mr. Nicholson will forfeit all rights and benefits he is entitled to receive including any right to a bonus for the year in which termination occurs, but excluding any benefits in which he has a vested right. "Cause" is defined as Mr. Nicholson's willful and continued failure to perform the material duties of his position after receiving notice of and being given reasonable opportunity to cure such failure, willful misconduct demonstrably and materially injurious to the Company, or conviction of a felony.
Other Compensation Related Plans and Policies
401(k) Retirement and Savings Plan.  All employees, including the named executive officers, may participate in the Company's 401(k) Retirement and Savings Plan. Each employee may elect to make before-tax contributions up to the current tax limits. The Company matched employee contributions up to $5,000 per employee per year for 2015 and increased this amount to $7,000 for 2016.
Nonqualified Deferred Compensation Plan.  All of the Company's senior managers, including the named executive officers, and certain other Company employees, may participate in the Company's nonqualified deferred compensation plan.  The plan allows participants to defer the receipt of income through contributions to the plan that are directed by the participant into a variety of investment funds options.  The Company does not currently provide matching contributions to the plan.
Personal Health and Services Allowance.  All of our senior managers, including the named executive officers, are entitled to a Personal Health and Services Allowance ("PHSA") provided as a percent of their base salary.  The PHSA is intended as a means to motivate participants to monitor their physical health and financial stability by incentivizing them to receive medical examinations and physical health training and to have a professional review of their personal finances and tax preparation.  It is also provided in lieu of mileage reimbursement or a car allowance.  For 2016, our named executive officers are provided 9.5% of their base salary annually as a PHSA.
Risk Oversight and Control.  We believe the goals established for our performance based compensation programs coupled with the internal controls and oversight of the risk elements in our business have minimized the possibility that our compensation programs and practices will have a material adverse effect on the Company and its financial and operational performance.  As described in the section titled "Risk Oversight" on page 4 of this Proxy Statement, our Audit Committee has general oversight responsibility with respect to risk management, and exercises appropriate oversight to insure that risks are not viewed in isolation and are appropriately controlled and reported to the Board.  Our compensation programs are designed to work within this system of oversight and control, and the Compensation Committee considers whether our compensation programs reward reasonable risk taking and achieve the proper balance between the desire to appropriately reward employees while protecting the Company and its stockholders. Exequity, the Compensation Committee's independent consultant, conducted a compensation risk assessment based on the Company's 2016 plan designs, and has informed the Compensation Committee that it does not believe the company's executive compensation plans and programs are likely to result in a material and adverse effect on the company.
Tax Deductibility of Named Executive Officer Compensation.  The Committee generally attempts to structure executive compensation in a manner so as to minimize the impact of Section 162(m) of the Internal Revenue Code.  Under Section 162(m), a company may not deduct non-performance based compensation in excess of $1,000,000 paid to a named executive officer (other than the Chief Financial Officer). The Committee believes that it is generally in the Company's best interests for its executives' compensation to meet the requirements of

Section 162(m).  Accordingly, the Committee has taken appropriate actions, to the extent it believes feasible, to preserve the deductibility of the annual incentive and long-term awards it pays to executives. However, notwithstanding this general policy, the Committee also believes that there are circumstances in which the Company's interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m).  For instance, during 2012 and 2013, the Committee determined, in consultation with its compensation consultant, that it was appropriate to make time based restricted stock grants to the Company's executive officers.  Restricted stock grants that vest based solely on the passage of time are not considered performance based compensation for purposes of Section 162(m).  As a result, we anticipate that as these restricted stock grants vest, a portion of this compensation will likely not be deductible.  Beginning in 2014, the Committee modified our executive restricted stock award program to introduce a performance condition to our executive restricted stock awards that is intended to make the restricted stock awards deductible performance based compensation for purposes of Section 162(m). The rules and regulations promulgated under Section 162(m) of the Code are complicated and subject to change from time to time, sometimes with retroactive effect.  In addition, a number of requirements must be met in order for particular compensation to be deductible.  As such, there can be no assurance that any compensation paid or awarded by the Company will be fully deductible under all circumstances.
EXECUTIVE COMPENSATION
Summary Compensation Table
The following table summarizes the compensation of the Company's named executive officers for 2013, 2014 and 2015.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(3)	Total ($)
Scott D. Stowell (Executive Chairman)	2015	1,000,000	2,000,000	2,333,166	1,166,664	2,489,400	6,067	8,995,297
	2014	951,667	―	2,469,979	1,385,000	1,679,567	6,063	6,492,276
	2013	887,500	―	1,800,000	900,000	1,800,000	6,067	5,393,567
Larry T. Nicholson (Chief Executive Officer)	2015	250,000	―	―	―	2,600,000	34,956	2,884,956
Peter G. Skelly (Chief Operating Officer)	2015	168,750	275,000	―	―	1,150,000	22,653	1,616,403

Jeff J. McCall (Chief Financial Officer)	2015	692,500	235,000	933,162	466,665	968,100	8,907	3,304,334
	2014	665,000	―	893,315	446,666	781,509	19,037	2,805,527
	2013	625,000	―	736,666	368,334	1,300,000	5,275	3,035,275
Wendy L. Marlett (Chief Marketing Officer)	2015	571,250	250,000	383,266	191,658	397,613	5,587	1,799,374
	2014	555,187	―	373,318	186,667	326,601	5,583	1,447,356
	2013	536,813	―	270,376	135,187	432,600	5,587	1,380,563
John P. Babel (Chief Legal Officer)	2015	501,250	400,000	336,566	168,330	349,208	5,275	1,760,629
	2014	486,250	―	326,648	163,332	285,776	5,271	1,267,277
	2013	462,500	―	237,500	118,750	380,000	5,275	1,204,025
(1)
Annual bonus and non-equity incentive plan compensation is generally paid in February for the prior year's performance.  The 2015 amounts are described in more detail in the "Compensation Discussion and Analysis" section of this proxy statement under the heading "2015 Named Executive Officer Annual Cash Incentive Compensation and Bonus Payouts".

(2)
The amounts reflected in these columns are the aggregate grant date fair values of equity awards.  The methodology and assumptions used to calculate these values are set forth in Note 14 (Stock Incentive and Employee Benefit Plans) to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2015.  The 2015 amounts in the "Stock Awards" column represent the grant date fair value of restricted stock and performance share awards granted to each executive as long-term equity compensation.  The restricted stock issued to each executive vests in three equal installments on each of the first three anniversaries of the issuance date if a threshold level of pre-tax income is achieved, and the number of performance shares ultimately issued to each executive in 2015 will be based on the Company's actual revenue growth for the two-year period 2016-2017, subject to a minimum revenue growth threshold and the relative total shareholder return for the three-year period 2015-2017.  The 2015 amounts in the "Option Awards" column represent the grant date fair value of capped stock appreciation rights which vest in three equal installments on each of the first three anniversaries of the issuance date. These awards are described in more detail in the "Compensation Discussion and Analysis" section under the heading "2015 and 2016 Named Executive Officer Compensation" in this proxy statement. The grant date fair value of the performance share awards included in this column is equal to the dollar amount of the "Target" award.  For further information about the grant date fair value assuming the maximum performance level is achieved, see footnote (5) to the Grants of Plan-Based Awards table.

(3)
Includes premiums on life, long-term disability, and travel and accident insurance coverage paid by the Company and the Company's contribution to the executive's 401(k) Plan account.  In addition, amounts in this column for 2015 include the Company's contribution of $23,750 and $16,031 to the Personal Health and Services Allowance for Mr. Nicholson and Mr. Skelly, respectively, and $7,500 and $5,062, respectively, for the Company's matching contribution related to the Executive and Director Deferred Compensation Plan II.  Amounts in this column include $13,765 of commuting expenses paid to Mr. McCall in 2014.  Except as noted above, none of the amounts described in this footnote exceed $10,000.

Grants of Plan-Based Awards
The following table sets forth information concerning awards granted under the Company's equity and non-equity incentive plans for 2015 to each of the Company's named executive officers.  These awards are described in more detail under the headings "Overview of 2015 and 2016 Named Executive Officer Compensation" and "2015 Named Executive Officer Annual Cash Incentive Compensation Payouts" contained in the "Compensation Discussion and Analysis" section of this proxy statement.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Compensation Committee Approval Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)
Scott D. Stowell			900,000	1,800,000	3,600,000	—	—	—	—	—	—
	04/01/15	03/13/15	—	—	—	—	—	—	110,805	44.55	583,333
	04/01/15	03/13/15	—	—	—	13,093	13,093	13,093	—	—	583,293
	04/01/15	03/13/15	—	—	—	6,547	13,093	39,279	—	—	583,293	(5)
	04/01/15	03/13/15	—	—	—	3,325	6,649	19,947	—	—	583,260	(5)
	10/01/15	03/13/15	—	—	—	—	—	—	109,595	41.16	583,331
	10/01/15	03/13/15	—	—	—	14,172	14,172	14,172	—	—	583,320

Larry T. Nicholson(6)			—	—	—	—	—	—	—	—	—

Peter G. Skelly(6)			—	—	—	—	—	—	—	—	—

Jeff J. McCall			350,000	700,000	1,400,000	—	—	—	—	—	—
	04/01/15	03/13/15	—	—	—	—	—	—	44,322	44.55	233,333
	04/01/15	03/13/15	—	—	—	5,237	5,237	5,237	—	—	233,308
	04/01/15	03/13/15	—	—	—	2,619	5,237	15,711	—	—	233,308	(5)
	04/01/15	03/13/15	—	—	—	1,330	2,659	7,977	—	—	233,251	(5)
	10/01/15	03/13/15	—	—	—	—	—	—	43,838	41.16	233,332
	10/01/15	03/13/15	—	—	—	5,668	5,668	5,668	—	—	233,295

Wendy L. Marlett			143,750	287,500	575,000	—	—	—	—	—	—
	04/01/15	03/13/15	—	—	—	—	—	—	18,203	44.55	95,830
	04/01/15	03/13/15	—	—	—	2,151	2,151	2,151	—	—	95,827
	04/01/15	03/13/15	—	—	—	1,076	2,151	6,453	—	—	95,827	(5)
	04/01/15	03/13/15	—	—	—	546	1,092	3,276	—	—	95,792	(5)
	10/01/15	03/13/15	—	—	—	—	—	—	18,004	41.16	95,828
	10/01/15	03/13/15	—	—	—	2,328	2,328	2,328	—	—	95,820

John P. Babel			126,250	252,500	505,000	—	—	—	—	—	—
	04/01/15	03/13/15	—	—	—	—	—	—	15,987	44.55	84,164
	04/01/15	03/13/15	—	—	—	1,889	1,889	1,889	—	—	84,155
	04/01/15	03/13/15	—	—	—	945	1,889	5,667	—	—	84,155	(5)
	04/01/15	03/13/15	—	—	—	480	959	2,877	—	—	84,125	(5)
	10/01/15	03/13/15	—	—	—	—	—	—	15,813	41.16	84,166
	10/01/15	03/13/15	—	—	—	2,044	2,044	2,044	—	—	84,131

(1)
The amounts in these columns reflect the threshold, target and maximum potential payouts to our executives under their 2015 annual cash incentive compensation plans.  The amount reflected as the "Threshold" is the amount of cash that would be payable to the executive if the Company achieved the $350 million pre-tax minimum performance threshold established by the Committee and Ms. Marlett and Mr. Babel achieved a minimum level of performance on their individual performance goals and were not awarded a discretionary bonus.  The amount reflected as the "Target" is the amount of cash that would be payable to the executive if the Company achieved the $350 million pre-tax income target contained in the Company's 2015 business plan and Ms. Marlett and Mr. Babel achieved their targeted level of performance on their individual performance goals and received their targeted level of discretionary bonus.  The amount reflected as the "Maximum" is the amount of cash that would be payable to the executive if the Company's 2015 pre-tax income were to exceed $500 million and Ms. Marlett and Mr. Babel achieved their targeted level of performance on their individual performance goals and received their targeted level of discretionary bonus.  The potential payouts to Ms. Marlett and Mr. Babel were also dependent upon their achievement of various individual performance goals and upon the Chief Executive Officer and the Committee's subjective evaluation of their 2015 performance. Under these plans, Mr. Stowell, Mr. McCall, Ms. Marlett and Mr. Babel were paid cash incentive bonuses of $2,489,400, $968,100, $397,613 and $349,208, respectively.

(2)
The amounts reflected in these columns represent long-term equity award compensation related to restricted stock and performance share awards that could be earned by our executives based on Company performance.  Mr. Stowell, Mr. McCall, Ms. Marlett and Mr. Babel received the following grants of restricted common stock: 13,093, 5,237, 2,151 and 1,889 shares on April 1, 2015 and 14,172, 5,668, 2,328 and 2,044 shares on October 1, 2015, respectively.  These shares are reflected as the "Threshold", "Target" and "Maximum" amounts since the vesting was dependent upon the Company achieving a threshold level of $350 million in pre-tax income that the Company achieved for 2015.  Subject to achievement of the threshold level of pretax income, the restricted stock vests in three equal installments on each of the first three anniversaries of the issuance date.  The grant date fair value of the restricted stock is reflected in the "Stock Awards" column of the Summary Compensation Table.  Mr. Stowell, Mr. McCall, Ms. Marlett and Mr. Babel were also granted performance share awards with the target number of shares to be issued being set at 13,093, 5,237, 2,151 and 1,889, respectively, with payouts up to three times the target number of shares based on the Company's actual revenue growth for the two-year period from 2016-2017.  No shares will be issued to the executives if the "Threshold" level of performance is not achieved.  Mr. Stowell, Mr. McCall, Ms. Marlett and Mr. Babel were also granted performance share awards with the target number of shares to be issued being set at 6,649, 2,659, 1,092 and 959, respectively, with payouts up to three times the target number of shares based on the Company's relative total shareholder return (TSR) performance over a three-year period from 2015-2017 in comparison to the TSR performance of a comparative peer group selected by the Compensation Committee, with payouts up to three times the target number of shares based on actual TSR performance, subject to minimum TSR thresholds.  No shares will be issued to the executives if the "Threshold" TSR ranking is not achieved.  The grant date fair value of the performance share awards are at the target level reflected in the "Stock Awards" column of the Summary Compensation Table.  In accordance with applicable accounting rules, the fair value for common stock awards that vest based on company performance (such as revenue) is the Company's common stock closing price per share on the grant date and the fair value for common stock awards that vest based on market conditions (such as TSR) is determined by an independent third party valuation firm using a lattice model.  See footnote (5) below for information about the grant date fair value of these awards if the maximum performance level is achieved.

(3)
The amounts reflected in this column represent capped stock appreciation rights granted to Mr. Stowell, Mr. McCall, Ms. Marlett and Mr. Babel under their individual incentive compensation programs for 2015, which vest in three equal installments on each of the first three anniversaries of the issuance date. The grant date fair value of these stock awards are reflected in the "Option Awards" column of the Summary Compensation Table.

(4)
For a description of the methodology and assumptions used to calculate the grant date fair value of our stock awards, please see Note 14 (Stock Incentive and Employee Benefit Plans) to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2015.

(5)
The grant date fair value of the performance share awards is equal to the dollar amount of the "Target" award.  On the grant date for these awards, the Company estimated that it was probable that the performance conditions necessary to earn the "Target" award would be satisfied.  If the maximum performance level is achieved, the grant date fair value of the 2015 performance share awards for Messrs. Stowell and McCall, Ms. Marlett and Mr. Babel would be $3,499,659, $1,399,677, $574,857 and $504,840, respectively.

(6)
Mr. Nicholson and Mr. Skelly became executive officers on October 1, 2015 following the closing of the Company's merger with The Ryland Group, Inc.  No plan-based or equity awards were granted by the Company to Mr. Nicholson or Mr. Skelly during 2015.

Outstanding Equity Awards At Fiscal Year End

The following table provides a summary of equity awards granted to each of the Company's named executive officers that were outstanding as of December 31, 2015.

	Option Awards							Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (19)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (19)
Name	Exercisable	Unexercisable		(#)		($)	Date	(#)		($)	(#)		($)
Scott D. Stowell	86,470	—		—		21.4500	04/01/2017	—		—	—		—
	60,000	—		120,000	(1)	21.4500	04/01/2017	—		—	—		—
	139,276	69,637	(2)	—		41.9500	04/01/2018	—		—	—		—
	—	—		—		—	—	7,152	(3)	271,204	—		—
	—	—		—		—	—	27,305	(4)	1,035,406	—		—
	36,077	72,152	(5)	—		42.2000	04/01/2019	—		—	—		—
	—	—		—		—	—	8,570	(6)	324,974	—		—
	—	—		—		—	—	—		—	12,855	(7)	487,462
	—	—		—		—	—	—		—	6,634	(7)	251,561
	20,284	40,567	(8)	—		37.7000	08/05/2019	—		—	—		—
	—	—		—		—	—	5,305	(9)	201,166	—		—
	36,710	73,419	(10)	—		37.0000	10/01/2019	—		—	—		—
	—	—		—		—	—	9,774	(11)	370,630	—		—
	—	110,805	(12)	—		44.5500	04/01/2020	—		—	—		—
	—	—		—		—	—	13,093	(13)	496,487	—		—
	—	—		—		—	—	—		—	13,093	(14)	496,487
	—	—		—		—	—	—		—	6,649	(14)	252,130
	—	109,595	(15)	—		41.1600	10/01/2020	—		—	—		—
	—	—		—		—	—	14,172	(16)	537,402	—		—

Larry T. Nicholson (18)	78,342	—		—		16.2200	03/01/2016	—		—	—		—
	178,342	—		—		17.8800	03/01/2019	—		—	—		—
	—	—		—		—	—	40,315		1,528,745	—		—
	—	—		—		—	—	—		—	30,303		1,149,090
	—	—		—		—	—	—		—	30,303		1,149,090

Peter G. Skelly (18)	20,382	—		—		17.8800	03/01/2019	—		—	—		—
	—	—		—		—	—	10,750		407,640	—		—
	—	—		—		—	—	—		—	8,081		306,432
	—	—		—		—	—	—		—	8,080		306,394

Jeff J. McCall(17)	27,975	—		—		21.4500	04/01/2017	—		—	—		—
	40,000	—		80,000	(1)	21.4500	04/01/2017	—		—	—		—
	57,000	28,499	(2)	—		41.9500	04/01/2018	—		—	—		—
	180,000	—		—		19.0000	06/01/2018	—		—	—		—
	—	—		—		—	—	2,928	(3)	111,030	—		—
	—	—		—		—	—	11,174	(4)	423,718	—		—
	14,852	29,703	(5)	—		42.2000	04/01/2019	—		—	—		—
	—	—		—		—	—	3,528	(6)	133,782	—		—
	—	—		—		—	—	—		—	5,292	(7)	200,673
	—	—		—		—	—	—		—	2,731	(7)	103,560
	15,113	30,224	(10)	—		37.0000	10/01/2019	—		—	—		—
	—	—		—		—	—	4,024	(11)	152,590	—		—
	—	44,322	(12)	—		44.5500	04/01/2020	—		—	—		—
	—	—		—		—	—	5,237	(13)	198,587	—		—
	—	—		—		—	—	—		—	5,237	(14)	198,587
	—	—		—		—	—	—		—	2,659	(14)	100,829
	—	43,838	(15)	—		41.1600	10/01/2020	—		—	—		—
	—	—		—		—	—	5,668	(16)	214,931	—		—

Wendy L. Marlett	13,352	—		—		21.4500	04/01/2017	—		—	—		—
	8,000	—		16,000	(1)	21.4500	04/01/2017	—		—	—		—
	60,000	—		—		19.0500	09/07/2017	—		—	—		—
	20,920	10,460	(2)	—		41.9500	04/01/2018	—		—	—		—
	—	—		—		—	—	1,074	(3)	40,726	—		—
	—	—		—		—	—	4,101	(4)	155,510	—		—
	6,207	12,413	(5)	—		42.2000	04/01/2019	—		—	—		—
	—	—		—		—	—	1,474	(6)	55,894	—		—
	—	—		—		—	—	—		—	2,211	(7)	83,841

	—	—		—		—	—	—		—	1,141	(7)	43,267
	6,316	12,631	(10)	—		37.0000	10/01/2019	—		—	—		—
	—	—		—		—	—	1,681	(11)	63,744	—		—
	—	18,203	(12)	—		44.5500	04/01/2020	—		—	—		—
	—	—		—		—	—	2,151	(13)	81,566	—		—
	—	—		—		—	—	—		—	2,151	(14)	81,566
	—	—		—		—	—	—		—	1,092	(14)	41,409
	—	18,004	(15)	—		41.1600	10/01/2020	—		—	—		—
	—	—		—		—	—	2,328	(16)	88,278	—		—

John P. Babel	10,808	—		—		21.4500	04/01/2017	—		—	—		—
	8,000	—		16,000	(1)	21.4500	04/01/2017	—		—	—		—
	18,377	9,188	(2)	—		41.9500	04/01/2018	—		—	—		—
	—	—		—		—	—	944	(3)	35,796	—		—
	—	—		—		—	—	3,602	(4)	136,588	—		—
	5,431	10,861	(5)	—		42.2000	04/01/2019	—		—	—		—
	—	—		—		—	—	1,290	(6)	48,917	—		—
	—	—		—		—	—	—		—	1,935	(7)	73,375
	—	—		—		—	—	—		—	998	(7)	37,844
	5,526	11,052	(10)	—		37.0000	10/01/2019	—		—	—		—
	—	—		—		—	—	1,471	(11)	55,780	—		—
	—	15,987	(12)	—		44.5500	04/01/2020	—		—	—		—
	—	—		—		—	—	1,889	(13)	71,631	—		—
	—	—		—		—	—	—		—	1,889	(14)	71,631
	—	—		—		—	—	—		—	959	(14)	36,365
	—	15,813	(15)	—		41.1600	10/01/2020	—		—	—		—
	—	—		—		—	—	2,044	(16)	77,508	—		—

(1)
4/2/2012 capped market-based stock appreciation rights; one half of the remaining award vests if the Company's common stock closing price reaches $45 and $50, respectively, for twenty consecutive trading days over a five year award period ending on the award's expiration date.

(2)	4/1/2013 capped stock appreciation rights; the remaining award vests on 4/2/2016.
(3)	4/1/2013 restricted stock award; the remaining award vests on 4/2/2016.
(4)	4/1/2013 performance share award; award was paid out in February 2016.
(5)	4/1/2014 capped stock appreciation rights; one half of the remaining award vests on 4/1/2016 and 4/1/2017.
(6)	4/1/2014 restricted stock award; one half of the remaining award vests on 4/1/2016 and 4/1/2017.
(7)
4/1/2014 performance share award; in accordance with SEC rules, this amount represents the number of shares of Company common stock that will be issued to each executive if "target" 2016 earnings per share and relative total shareholder return ("TSR") performance over the three-year period from 2014-2016 is achieved under the executive's performance share award agreement.  On the date the performance share awards were granted, and as of the date of this proxy statement, the Company estimates that it is probable that "target" 2016 earnings per share will be achieved in 2016 and "target" relative TSR performance over a three-year period from 2014-2016 in comparison to the TSR performance of a comparative peer group selected by the Compensation Committee will be achieved.

(8)	8/5/2014 capped stock appreciation rights; one half of the remaining award vests on 4/1/2016 and 4/1/2017.
(9)	8/5/2014 restricted stock award; one half of the remaining award vests on 4/1/2016 and 4/1/2017.
(10)	10/1/2014 capped stock appreciation rights; one half of the remaining award vests on 10/1/2016 and 10/1/2017.
(11)	10/1/2014 restricted stock award; one half of the remaining award vests on 10/1/2016 and 10/1/2017.
(12)	4/1/2015 capped stock appreciation rights; one third of the award vests on 4/1/2016, 4/1/2017 and 4/1/2018.
(13)	4/1/2015 restricted stock award; one third of the award vests on 4/1/2016, 4/1/2017 and 4/1/2018.
(14)
4/1/2015 performance share award; in accordance with SEC rules, this amount represents the number of shares of Company common stock that will be issued to each executive if "target" revenue growth and relative total shareholder return ("TSR") performance over a two-year and three-year period from 2016-2017 and 2015-2017, respectively, is achieved under the executive's performance share award agreement.  On the date the performance share awards were granted, and as of the date of this proxy statement, the Company estimates that it is probable that "target" revenue growth over the two-year period from 2016-2017, and "target" relative TSR performance over the three-year period from 2015-2017 in comparison to the TSR performance of a comparative peer group selected by the Compensation Committee, will be achieved.

(15)	10/1/2015 capped stock appreciation rights; one third of the award vests on 10/1/2016, 10/1/2017 and 10/1/2018.
(16)	10/1/2015 restricted stock award; one third of the award vests on 10/1/2016, 10/1/2017 and 10/1/2018.
(17)	Certain of Mr. McCall's equity awards are held in a family LLC for which Mr. McCall is the sole manager authorized to act on behalf of the LLC.
(18)
Outstanding equity awards for Mr. Nicholson and Mr. Skelly consist of restricted stock awards (40,315 and 10,750, respectively) and performance share awards (totaling 60,606 and 16,161, respectively) granted by The Ryland Group, Inc. on 3/1/2015 and assumed by CalAtlantic Group, Inc. in connection with the merger.  One third of their restricted stock award vests on 3/1/2016, 3/1/2017 and 3/1/2018. The terms of their performance share awards are described in more detail beginning on page 24.

(19)	Market value based on the closing price of CalAtlantic Group, Inc. common stock on December 31, 2015 ($37.92).

Option Exercises and Stock Vested
The following table sets forth on an aggregated basis for each of the Company's named executive officers, the number and value of shares of Common Stock acquired upon exercise of stock options, and the number and value of shares of Common Stock acquired upon vesting of restricted stock during 2015.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)	(#)	($)
Scott D. Stowell	437,186	14,811,081	184,088	8,352,614
Larry T. Nicholson	100,000	2,536,812	—	—
Peter G. Skelly	13,587	341,129	—	—
Jeff J. McCall	80,000	2,080,000	60,120	2,727,614
Wendy L. Marlett	20,000	494,015	28,146	1,277,822
John P. Babel	30,000	1,249,458	22,962	1,042,132

2015 Nonqualified Deferred Compensation
	Executive Contributions	Company Contributions	Aggregate Earnings/(Losses)	Aggregate Withdrawals/ Distributions	Aggregate balance at December 31,
Name	in 2015 ($)	in 2015 ($)(1)	in 2015 ($)(2)	in 2015 ($)	2015 ($)(3)
Scott D. Stowell	—	—	—	—	—
Larry T. Nicholson	25,000	7,500	125,899	—	3,306,800
Peter G. Skelly	10,125	5,062	670	(317,687)	—
Jeff J. McCall	—	—	—	—	—
Wendy L. Marlett	—	—	—	—	—
John P. Babel	—	—	—	—	—
(1)
The amounts reflected in the Executive Contributions in 2015 column are reported as compensation earned within the Summary Compensation Table during 2015 by each of Mr. Nicholson and Mr. Skelly.  Matching contributions to the EDDCP II (defined below) made by the Company are also included in the "All Other Compensation" column of the "Summary Compensation Table" on page 34 of this Proxy Statement.

(2)	Represents earnings or losses related to participants' accounts that are invested in a variety of independently managed investment funds available under the plan.
(3)
This aggregate balance represents the participants' accounts in the Nonqualified Deferred Compensation Plan maintained by the Company (assumed from Ryland in connection with the merger).  Except to the extent identified in footnote (1), the amount reported in the aggregate balance at December 31, 2015 for Mr. Nicholson was not reported as compensation paid by the Company in previous fiscal years.

The Company's Executive and Director Deferred Compensation Plan II ("EDDCP II") was assumed from Ryland in connection with the merger.  As such, all contributions set forth in the table above only represent activity in the plan from October 1, 2015 to December 31, 2015.  None of the former Standard Pacific named executive officers were eligible to participate in this plan.  The EDDCP II allowed executives and directors to defer receipt of a portion of base salary and annual bonus.  Participants were eligible to receive matching contributions from the Company in an amount equal to 50 cents for each dollar contributed by a participant up to 6% of a participant's annual base salary and bonus. These contributions are in excess of the limitations on contributions that apply to the Company's 401(k) qualified deferred compensation plan.  As of December 31, 2015, all of the named executive officers who participated in the EDDCP II had fully vested in the Company's matching contributions due to their length of employment with the Company. The Company no longer provides matching contributions to the EDDCP II, as the plan was effectively frozen on December 31, 2015 (subject to future distributions based on the original election of the participants).  The Company's new Nonqualified Deferred Compensation Plan, which began on January 1, 2016, was established to replace the EDDCP II and is discussed in more detail in the "Other Compensation Related Plans and Policies" section of this Proxy Statement on page 33.

Under the EDDCP II, participants made irrevocable deferral elections for their compensation prior to the end of the year preceding the plan year in which the services giving rise to the compensation to be deferred were performed or, at the discretion of the Committee administering the plan, prior to six months before the end of the performance service period for the compensation being deferred if the compensation was determined to be "performance-based." Participants could defer up to 100% of their annual base salary and bonus in the EDDCP II. For purposes of the EDDCP II, compensation that qualified for deferral did not include amounts earned or paid under the Company's long-term incentive compensation plans, personal health and services allowance discretionary bonuses, stock options, fringe benefits, relocation expenses, non-monetary awards and other allowances paid to an executive for employment services rendered.

The value of aggregate earnings or losses in deferred accounts within the EDDCP II is determined based upon the performance of investment funds selected by the participant from a range of choices provided by the Company and the plan administrator. Changes to investment fund elections may be made by the participants from time-to-time, and changes to the selection of funds available under the plan may be made by the Company at any time upon a minimum of a month's notice to plan participants.

Participants may elect to receive distributions from their accounts under the EDDCP II on a fixed payment date, upon determination of disability or the occurrence of a "change-in-control," or after six months from the date of their "separation from service" with the Company in the form of a lump sum cash payment or up to 15 annual installments. Participants also may withdraw their funds due to an unforeseeable financial emergency at the sole discretion of the Company.
EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2015 with respect to the shares of Common Stock that may be issued under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities listed in column (a)) (c)
Equity compensation plans approved by stockholders(1)(2)	5,773,080	$33.83	9,061,407

(1)
Amounts provided include the impact of 195,027 shares of unvested restricted stock and 677,436 shares of Company common stock that will be issued if "maximum" performance is achieved in connection with performance share awards outstanding as of December 31, 2015.  See additional discussion within the Compensation Discussion and Analysis section of this proxy statement.

Each plan is administered by the Compensation Committee of the Board of Directors.  The Company's 2014 Plan, which is the only plan pursuant to which future awards may be made, provides the committee discretion to award options, stock appreciation rights, restricted stock, incentive bonuses and incentive stock to employees, directors, and executive officers of the Company and its subsidiaries.  The committee is also authorized to amend, alter or discontinue each plan, except to the extent that it would impair the rights of a participant.

AUDIT COMMITTEE REPORT
To: The Board of Directors
The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. The Company's management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements in the Annual Report on Form 10-K with Company management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.
The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters it is required to discuss with the independent registered public accounting firm by Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees," other standards of the Public Company Accounting Oversight Board (United States), rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Audit Committee has discussed with the independent registered public accounting firm the firm's independence from Company management and the Company and received the written disclosures and letter from the firm required by applicable requirements of the Public Company Accounting Oversight Board and considered the compatibility of non-audit services with the independent registered public accounting firm's independence.
The Audit Committee also reviewed and discussed management's report on its assessment of the effectiveness of the Company's internal control over financial reporting and the independent registered public accounting firm's report on management's assessment and the effectiveness of the Company's internal control over financial reporting.
The Audit Committee discussed with the Company's internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations; its evaluations of the Company's internal control, including internal control over financial reporting; and the overall quality of the Company's financial reporting.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements and management's assessment of the effectiveness of the Company's internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2015.
Audit Committee
Norman J. Metcalfe (Chairman)
Bruce A. Choate
Douglas C. Jacobs
Robert E. Mellor
The foregoing Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report.

INFORMATION CONCERNING AUDITOR
Ernst & Young LLP was retained to audit the Company's consolidated financial statements for 2015 and to provide various other services to the Company and its subsidiaries. In addition, as part of its annual process, the Audit Committee has appointed Ernst & Young as the Company's auditor for fiscal year 2016.  Representatives of Ernst & Young are expected to be present at the 2016 Annual Meeting and they will be given an opportunity to make a statement if they desire to do so and are expected to be available to respond to any appropriate questions from stockholders.
Audit Fees and All Other Fees
The following table sets forth the fees paid or accrued by the Company for the audit and other services provided by Ernst & Young for fiscal years ended December 31, 2015 and 2014.

	Fiscal Year Ended December 31,
	2015	2014
Audit Fees(1)	$1,499,620	$871,040
Audit-Related Fees(2)	1,995	1,995
Tax Fees(3)	233,082	206,640
All Other Fees	—	—
Total(4)	$1,734,697	$1,079,675

(1)
Includes fees and expenses related to fiscal year audits and interim reviews of the Company and its financial services subsidiary, CalAtlantic Mortgage, Inc., services rendered related to consents and comfort letters provided in connection with securities offerings, and fees incurred in connection with auditing the Company's internal control over financial reporting.

(2)	Consists primarily of fees to assist with diligence relating to potential acquisitions. Also includes fees related to an online subscription to Ernst & Young's internal accounting literature database.
(3)	Includes fees related to research with respect to various tax issues.
(4)	All fees listed above were approved by the Audit Committee.
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
The Audit Committee is responsible for pre-approving all audit and permissible non-audit services provided by the independent auditor. For audit services, each year the independent auditor provides the Audit Committee with an engagement letter outlining the scope of the audit and review services proposed to be performed during the year and the cost for performing such services, which must be formally approved by the Audit Committee before such services commence.
Each year, management submits to the Audit Committee a list of audit-related and non-audit services with respect to which the independent auditor may be engaged. When assessing whether it is appropriate to engage the independent auditor to perform such services, the Audit Committee considers, among other things, whether such services are consistent with the auditor's independence. For those services approved by the Audit Committee, the committee also establishes an aggregate cap on fees associated with such services. In addition, at each regular meeting of the Audit Committee management reports to the committee details of audit related and non-audit related services that were rendered by the independent auditor since the prior meeting.
In order to expedite the handling of unexpected matters, the Audit Committee has authorized its Chairman to approve audit and non-audit services that do not fall within the pre-approved list. If the Chairman approves such services, he reports the action taken to the committee at its next regular meeting. All audit, audit-related and permissible non-audit services provided by the Company's independent auditors to the Company for the fiscal year ended December 31, 2015 were approved or pre-approved in accordance with the foregoing policy. In addition, the Audit Committee considered the provision of the services listed in the table above by Ernst & Young and determined that the provision of such services was compatible with maintaining the independence of Ernst & Young.

PROPOSAL NO. 2    RATIFICATION OF AUDITOR
The Audit Committee has appointed Ernst & Young LLP as the Company's independent registered public accounting firm for 2016.
Background on Proposal
Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2016 is not required. However, the Board and the Audit Committee are submitting the matter to stockholders for ratification as a matter of good corporate practice.
THE BOARD AND THE AUDIT COMMITTEE RECOMMEND THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016.
Effects of Advisory Vote
Assuming the presence of a quorum at our annual meeting of stockholders, under our bylaws, the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the proposal is necessary for its approval.  As a result, abstentions will have the effect of votes against the proposal, whereas broker non-votes will have no effect on the outcome of the vote.  Unless instructed otherwise in the proxy, the persons named in the accompanying form of proxy will vote all proxies for the proposal.  Because the vote on this proposal is advisory in nature, it will not be binding on the Board.  However, if stockholders fail to ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2016, the Audit Committee will consider the appointment of another independent registered public accounting firm. Even if the selection of Ernst & Young LLP is ratified, the Audit Committee may terminate the appointment of Ernst & Young LLP as our independent registered public accounting firm without the approval of stockholders whenever the Audit Committee deems such termination appropriate.

STOCK OWNERSHIP LEVEL OF MANAGEMENT AND OTHER SIGNIFICANT STOCKHOLDERS
The following table sets forth certain information as of March 15, 2016 (except as noted otherwise) regarding ownership of the Company's Shares by (1) each director of the Company, (2) each executive officer of the Company named in the summary compensation table, (3) all directors and executive officers of the Company as a group, and (4) each person known by the Company to be the beneficial owner of more than 5% of any class of the Company's Shares. This table is based on information supplied to the Company by the Company's executive officers and directors and on Schedule 13Gs filed with the Securities and Exchange Commission.  Except as noted below, the address of the named beneficial owner is c/o CalAtlantic Group, Inc., 15360 Barranca Parkway, Irvine, California 92618.
	Common Stock
Name of Beneficial Owner	Shares(1)	Percent of Class**
Directors and Executive Officers
Scott D. Stowell	783,009	*
Larry T. Nicholson	726,899	*
Peter G. Skelly	136,462	*
Jeff J. McCall	456,940	*
Wendy L. Marlett	166,251	*
John P. Babel	95,670	*
Bruce A. Choate	40,958	*
Douglas C. Jacobs	25,851	*
William L. Jews	43,600	*
David J. Matlin (2)	42,842,557	35.8
Robert E. Mellor (3)	72,936	*
Norman J. Metcalfe	75,248	*
Peter Schoels (2)	42,842,557	35.8
Charlotte St. Martin	38,006	*
Directors and Executive Officers as a Group (14 persons)	45,504,387	37.8
5% Beneficial Owners
MP CA Homes LLC (4)	42,842,557	35.8
BlackRock, Inc. (5)	8,622,857	7.2
Eminence Capital, LP (6)	6,060,442	5.1
*	Less than one percent.
**	Applicable percentage of ownership is based on 119,808,466 shares of the Common Stock outstanding as of March 15, 2016. To the Company's knowledge, none of such shares have been pledged as security by any of the Company's directors or executive officers.
(1)
The total number of shares listed in the "Shares" column for each named executive officer and director includes the following number of shares subject to stock options and stock appreciation rights held by such named executive officer or director which are exercisable within 60 days after March 15, 2016:  Mr. Stowell 521,465, Mr. Nicholson 178,342, Mr. Skelly 20,382, Mr. McCall 393,065, Ms. Marlett 137,529, Mr. Babel 68,090, and all directors and executive officers as a group 1,318,873.

(2)
As a result of his ownership interest in, and employment with, an affiliate of MP CA Homes, LLC, each of Mr. Matlin and Mr. Schoels may be deemed to be the beneficial owner of all of the shares of Common Stock held by MP CA Homes, LLC, over which they may be deemed to have shared voting and dispositive power.  Please see footnote 3 below.

(3)	Does not include 2,038 shares of Common Stock owned by Mr. Mellor's wife as to which he disclaims beneficial ownership.
(4)
MP CA Homes LLC (identified as MatlinPatterson throughout the rest of this proxy statement), an affiliate of MatlinPatterson Global Advisers LLC, beneficially owns, and is the record holder of 42,842,557 shares of Common Stock, with respect to which it has shared dispositive and voting power. The address of MP CA Homes LLC is 520 Madison Avenue, 35th Floor, New York, NY 10022-4213.

(5)
BlackRock, Inc. beneficially owns 8,622,857 shares of Common Stock, over which it has sole voting power for 8,455,491 of these shares, no shared voting power, sole dispositive power for 8,622,857 of these shares and no shared dispositive power.  BlackRock's address is 55 East 52nd Street, New York, NY 10055.  This information is based on Schedule 13G/A filed on February 10, 2016.

(6)
Eminence Capital, LP beneficially owns 6,060,442 shares of Common Stock, over which is has shared voting and shared dispositive power.  Eminence Capital, LP serves as the management company to a group of investment funds and the investment advisor to a separately managed account.  The investment funds and separately managed account are the owners of the Common Stock.  Ricky C. Sandler is identified as the Chief Executive Officer of Eminence Capital, LP and the Managing Member of Eminence GP, LLC, which serves as the general partner or manager of the investment funds.  Eminence Capital's address is 65 East 55th Street, 25th Floor, New York, NY 10022.  This information is based on Schedule 13G filed on February 19, 2016.

STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS
Any eligible stockholder of the Company wishing to have a proposal considered for inclusion in the Company's 2017 proxy solicitation materials pursuant to and in compliance with Rule 14a-8 ("Rule 14a-8") must set forth such proposal in writing and submit it to the Company's Corporate Secretary on or before December 16, 2016.  The Board of Directors will review proposals from eligible stockholders if they are received by such date and will determine whether such proposals will be included in the Company's 2017 proxy solicitation materials.  Proposals must be submitted in accordance with Rule 14a-8 of the Exchange Act of 1934, as amended.
If a stockholder desires to have a proposal presented or nominate a director candidate at the Company's 2017 annual meeting of stockholders and the proposal is not intended to be included in the Company's 2017 proxy solicitation materials, the stockholder must give advance notice to the Company in accordance with the Company's bylaws. According to the bylaws of the Company, in order for a stockholder proposal to be properly brought before any meeting of stockholders, the stockholder must give notice of the proposal in writing to the Company's Corporate Secretary at the Company's principal executive offices by not later than February 24, 2017 nor earlier than January 25, 2017.  All stockholder proposals must include the information required by the Company's bylaws. Stockholders may contact the Company's Corporate Secretary at the address set forth below for a copy of the bylaw provisions that set forth the requirements for making stockholder proposals and nominating director candidates.  For information about stockholder director nominations, reference is made to the information included under the caption "Information Concerning the Board of Directors -- Director Identification, Qualification and Nominating Procedures" in this proxy statement.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
To the Company's knowledge, based solely on its review of the copies of reports filed pursuant to Section 16(a) of the Securities Exchange Act of 1934 that were required to be furnished to us, all of the reports required under Section 16(a), during or with respect to the fiscal year ended December 31, 2015, were filed on a timely basis.
FORM 10-K ANNUAL REPORT

Along with this proxy statement, the Company has made available to each stockholder entitled to vote, a copy of its Annual Report to Stockholders and Annual Report on Form 10-K.  The Company will provide, without charge, a copy of its Annual Report on Form 10-K for the year ended December 31, 2015 (without the exhibits thereto) and/or a copy of any exhibits to its 2015 Form 10-K upon the written or oral request of any stockholder or beneficial owner of its Common Stock.  Requests should be directed to the below address.

John P. Babel
Corporate Secretary
CalAtlantic Group, Inc.
15360 Barranca Parkway
Irvine, California 92618
(949) 789-1600

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 25, 2016
The Notice of Internet Availability of Proxy Materials and this proxy statement and Annual Report on Form 10-K for the year ended December 31, 2015 are available at www.proxyvote.com.
FORWARD-LOOKING STATEMENTS
This proxy statement contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  These statements are based on management's current expectations and involve substantial risks and uncertainties, which may cause results to differ materially from those set forth in the statements.  The forward-looking statements may include, but are not limited to, statements made in the Compensation Discussion and Analysis section of this proxy statement regarding the anticipated actions and effects of our compensation structure and programs and statements included in the other proposals contained herein.  The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.  Forward-looking statements should be evaluated together with the many uncertainties that affect the Company's business, particularly those mentioned under the heading "Risk Factors" in the Company's Annual Report on Form 10-K, and in the periodic reports that the Company files with the SEC on Form 10-Q and Form 8-K.
OTHER MATTERS
At the time of the preparation of this proxy statement, the Board of Directors of the Company was not aware of any other matters that would be presented for action at the Annual Meeting. Should any other matters properly come before the meeting, action may be taken thereon pursuant to the proxies in the form enclosed, which confer discretionary authority on the persons named therein or their substitutes with respect to such matters.

CALATLANTIC GROUP, INC.
ATTN: MICHELLE VARELA
15360 BARRANA PARKWAY
IRVINE, CA 92618

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR each of the following director nominees:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01 Bruce A. Choate	02 Douglas C. Jacobs	03 William L. Jews	04 David J. Matlin	05 Robert E. Mellor
06 Norman J. Metcalfe	07 Larry T. Nicholson	08 Peter Schoels	09 Charlotte St. Martin	10 Scott D. Stowell

The Board of Directors recommends you vote FOR the following proposal:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

0000285857_1 R1.0.1.25

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report/Proxy Statement is available at www.proxyvote.com

CALATLANTIC GROUP, INC.
Annual Meeting of Stockholders
May 25, 2016 10:30 AM Local Time
This proxy is solicited by the Board of Directors

The undersigned stockholder(s), revoking any proxy previously given, hereby constitute(s) and appoint(s) Larry T. Nicholson, Jeff J. McCall and John P. Babel, or each of them, as his, her or its true and lawful agents and proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of voting stock of CALATLANTIC GROUP, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders of the Company to be held at CalAtlantic Group, Inc., 15360 Barranca Parkway, Irvine CA 92618 on Wednesday, May 25, 2016 at 10:30 am local time, and at any adjournment or postponement thereof, on all matters coming before such meeting.

If a box is checked, your shares shall be voted in accordance with your instructions. If you fail to mark one of the boxes for a proposal, this proxy will be voted, in the case of proposal 1, FOR each of the listed nominees for director, FOR proposal 2, and in the discretion of the proxy holders on all other business that properly comes before the meeting or any postponement or adjournment thereof.

0000285857_2 R1.0.1.25

Continued and to be signed on reverse side